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                                                                     EXHIBIT 2.1











                            STOCK PURCHASE AGREEMENT

                            dated as of June 28, 1998

                                  by and among

                             LSI LOGIC CORPORATION,

                    HYUNDAI ELECTRONICS INDUSTRIES CO., LTD.

                                       and

                           HYUNDAI ELECTRONICS AMERICA

                               with respect to all

                          outstanding capital stock of

                                  SYMBIOS, INC.




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                                TABLE OF CONTENTS

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ARTICLE I         DEFINITIONS...................................................................................1
         1.1      Definitions...................................................................................1

ARTICLE II        SALE OF SHARES AND CLOSING...................................................................10
         2.1      Purchase and Sale............................................................................10
         2.2      Purchase Price...............................................................................10
         2.3      Post-Closing Adjustment......................................................................10
         2.4      Closing......................................................................................11

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT..........................................12
         3.1      Corporate Existence of Parent and Seller.....................................................12
         3.2      Authority....................................................................................12
         3.3      Corporate Existence of the Company...........................................................13
         3.4      Capital Stock................................................................................13
         3.5      Subsidiaries.................................................................................14
         3.6      No Conflicts.................................................................................14
         3.7      Governmental Approvals and Filings...........................................................15
         3.8      Financial Statements and Condition; Absence of Changes.......................................15
         3.9      Taxes........................................................................................18
         3.10     Legal Proceedings............................................................................18
         3.11     Compliance With Laws and Orders..............................................................19
         3.12     Benefit Plans; ERISA.........................................................................19
         3.13     Real Property................................................................................19
         3.14     Adequacy of Assets...........................................................................20
         3.15     Tangible Personal Property...................................................................20
         3.16     Intellectual Property Rights.................................................................20
         3.17     Contracts....................................................................................21
         3.18     Permits and/or Approvals.....................................................................23
         3.19     Affiliate Transactions.......................................................................23
         3.20     Environmental Matters........................................................................23
         3.21     Accounts Receivable; Inventory...............................................................24
         3.22     Insurance....................................................................................25
         3.23     Disclosure...................................................................................25
         3.24     Product Liability Claims.....................................................................25
         3.25     Brokers: Finders.............................................................................25
         3.26     No Other Representations.....................................................................25
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ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF PURCHASER..................................................26
         4.1      Corporate Existence of Purchaser.............................................................26
         4.2      Authority....................................................................................26
         4.3      No Conflicts.................................................................................26
         4.4      Governmental Approvals and Filings...........................................................27
         4.5      Legal Proceedings............................................................................27
         4.6      Purchase for Investment......................................................................27
         4.7      Financing....................................................................................27
         4.8      No Other Representations.....................................................................27

ARTICLE V         COVENANTS OF PARENT AND SELLER...............................................................28
         5.1      Regulatory and Other Approvals...............................................................28
         5.2      Tax Sharing Agreement........................................................................28
         5.3      Investigation by Purchaser...................................................................28
         5.4      Financial Statements and Reports.............................................................29
         5.5      Conduct of Business..........................................................................29
         5.6      Certain Restrictions.........................................................................29
         5.7      Affiliate Transactions.......................................................................31
         5.8      Fulfillment of Conditions....................................................................31
         5.9      Litigation...................................................................................32
         5.10     Agreement Not to Solicit.....................................................................32
         5.11     Insurance....................................................................................32
         5.13     Exclusivity..................................................................................32
         5.14     Option Exercises.............................................................................33
         5.15     Options......................................................................................33
         5.16     Transaction Structure........................................................................33
         5.17     Assumption of Various Employment Arrangements................................................33
         5.18     Purchase of Christ Note......................................................................33

ARTICLE VI        COVENANTS OF PURCHASER.......................................................................34
         6.1      Regulatory and Other Approvals...............................................................34
         6.2      Fulfillment of Conditions....................................................................34
         6.3      Release of Guarantees........................................................................34
         6.4      Change of Name...............................................................................34
         6.5      Indemnification of Directors and Officers....................................................35

ARTICLE VII       ADDITIONAL AGREEMENTS........................................................................35
         7.1      Stock Plans and Options......................................................................35
         7.2      Symbios Employees............................................................................36
         7.3      Ancillary Agreement..........................................................................37
         7.4      Certain Actions..............................................................................37
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ARTICLE VIII      CONDITIONS TO OBLIGATIONS OF THE PARTIES.....................................................38
         8.1      Obligations of Both Parties..................................................................38
         8.2      Obligations of Purchaser.....................................................................38
         8.3      Obligations of Seller........................................................................40

ARTICLE IX        INDEMNIFICATION..............................................................................41
         9.1      Survival of Representations and Warranties; Indemnification Period...........................41
         9.2      Indemnification by Parent and Seller.........................................................41
         9.3      Limitation of Seller's Liability.............................................................42
         9.4      Indemnification by Purchaser.................................................................42
         9.5      Limitation of Purchaser's Liability..........................................................42
         9.6      Defense of Third Party Claims................................................................43
         9.7      Procedure and Dispute Resolution.............................................................44
         9.8      Arbitration..................................................................................44
         9.9      Adjustment to Purchase Price.................................................................45
         9.10     Additional Environmental Matters.............................................................45

ARTICLE X         TERMINATION..................................................................................46
         10.1     Termination..................................................................................46
         10.2     Effect of Termination........................................................................47
         10.3     Termination and Nonconsummation Fees.........................................................47

ARTICLE XI        TAX MATTERS..................................................................................48
         11.1     Section 338 Election.........................................................................48
         11.2     Returns; Indemnification; Liability for Taxes................................................48
         11.3     Refunds and Credits..........................................................................49
         11.4     Termination of Tax Sharing Agreements........................................................50
         11.5     Conduct of Audits and Other Procedural Matters...............................................50
         11.6     Assistance and Cooperation...................................................................50
         11.7     FIRPTA Certificate...........................................................................51

ARTICLE XII       MISCELLANEOUS................................................................................51
         12.1     Notices......................................................................................51
         12.2     Entire Agreement.............................................................................52
         12.3     Expenses.....................................................................................52
         12.4     Public Announcements.........................................................................52
         12.5     Confidentiality..............................................................................53
         12.6     Further Assurances; Post-Closing Cooperation.................................................54
         12.7     Waiver.......................................................................................54
         12.8     Amendment....................................................................................55
         12.9     No Third Party Beneficiary...................................................................55
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         12.10    No Assignment; Binding Effect................................................................55
         12.11    Invalid Provisions...........................................................................55
         12.12    Governing Law................................................................................55
         12.13    Counterparts.................................................................................55
         12.14    Construction.................................................................................55
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      This STOCK PURCHASE AGREEMENT, dated as of June 28, 1998, is made and entered into by and among LSI Logic Corporation, a Delaware corporation
("Purchaser"), Hyundai Electronics Industries Co., Ltd. ("Parent"), and Hyundai
Electronics America, a California corporation ("Seller"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.1.

      WHEREAS, Seller owns thirty-three million nine hundred ninety-nine thousand nine hundred ninety-nine (33,999,999) shares of convertible Series A Preferred Stock, par value ten cents ($0.10) per share, and one (1) share of Common Stock, par value two cents ($0.02) per share, of Symbios, Inc. a Delaware corporation ("Symbios" or the "Company"), constituting all of the issued and outstanding shares of capital and voting stock of the Company as of the date hereof (such shares being referred to herein as the "Shares"); and

      WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

1.1   Definitions.

            (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

      "AAA" has the meaning assigned in Section 9.8.

      "Acquisition" has the meaning assigned in Section 11.1.

      "Acquisition Allocation Schedule" has the meaning assigned in Section 11.1(b).

      "Actions" or "Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

      "Affiliate" means any person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

      "Ancillary Agreements" means the agreements to implement the transfer and license of certain Intellectual Property rights, on the terms set forth in the Intellectual Property Term Sheet

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attached hereto as Exhibit A, substantially in the form of that Termination and
License Agreement dated as of February 25, 1998 by and among Parent, Seller and the Company with such further modifications, consistent with the aforesaid Term Sheet as Seller and Purchaser shall mutually, reasonably and in good faith agree upon.

      "Assumed Option" has the meaning assigned in Section 7.1.

      "Balance Sheet" has the meaning assigned in Section 3.8((a)).

      "Benefit Plan" means any Plan established by the Company or any of its subsidiaries or any predecessor or Affiliate of any of the foregoing which the Company or any of its subsidiaries maintains, or to which the Company or any of its subsidiaries contributes or has contributed or under which any employee, officer, former employee or director of the Company or any of its subsidiaries or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

      "Best Efforts" means that the obligated party is required to make a commercially reasonable, diligent, expeditious and good-faith effort to accomplish the applicable objective. Such obligation, however, does not require any extraordinary expenditure of funds or the incurrence of any significant liability on the part of the obligated party. The fact that the objective is not actually accomplished does not, without more, establish that the obligated party did not in fact utilize its Best Efforts in attempting to accomplish the objective.

      "Bridge Loan" has the meaning assigned in the definition of "Bridge Transactions."

      "Bridge Transactions" means (i) the bridge loan and revolving credit facility established by Seller and the Company with Lehman Brothers and certain other parties, any increase in the amount thereof after the date hereof, and all borrowings and other transactions thereunder (the "Bridge Loan"), and (ii) each related upstream loan (the "Upstream Bridge Loan") to Seller or any of its Affiliates by the Company.

      "Business Day" means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of California or the Republic of Korea, or any other day on which the principal offices of either Seller or Purchaser are closed or become closed prior to 2 p.m. local time whether in accordance with established company policy or as a result of unanticipated events, including adverse weather conditions.

      "Capital Budget" means the Company's capital expenditure budget heretofore provided to Purchaser.

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

      "CERCLIS" means the Comprehensive Environmental Response and Liability Information System, as provided by 40 C.F.R. Section 300.5.

      "Claim Notice" has the meaning assigned in Section 9.7(a).


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      "Closing" has the meaning assigned in Section 2.4.

      "Closing Balance Sheet" has the meaning assigned in Section 2.3((a)).

      "Closing Date" has the meaning assigned in Section 2.4.

      "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "Common Stock" has the meaning assigned in Section 3.4.

      "Company" has the meaning assigned in the forepart of this Agreement.

      "Company Facilities" means any real property owned or leased at any time by the Company (including the land and improvements thereon) or its predecessors in interest and used in the Company's business as conducted by the Company or any predecessor prior to the Closing Date.

      "Company Intellectual Property" means any Intellectual Property that is owned by or exclusively licensed to the Company or its subsidiaries.

      "Company Tax Returns" has the meaning assigned in Section 11.2(a).

      "Continuing Environmental Conditions" means (i) any Release of any Hazardous Material that occurred at any time on or before the Closing Date and which Release continues to occur after the Closing Date from any pipes, conduits, structures, equipment or other improvements which are on or originate from the Company Facilities, to the extent any of the foregoing are concealed within or below the improvements, foundation, paving, or subsurface soils on, or originate from any Company Facilities; (ii) any Pre-Existing Contamination present on or originating from the Company Facilities as of the Closing Date which continues to be present on or originate from the Company Facilities after the Closing Date, and (iii) any violation of an Environmental Requirement applicable to the Pre-Closing Hazardous Material Activities conducted on the Company Facilities which occurs on or before the Closing Date and which continues to occur after the Closing Date.

      "Contract" means any written or oral contract, agreement or understanding between two or more parties.

      "CPA Firm" has the meaning assigned in Section 2.3((b)).

      "Defined Benefit Plan" means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

      "Director Options" has the meaning assigned in Section 3.4((a)).

      "Director Plan" means the 1995 Director Restricted Stock Plan of the Company.


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      "Disclosure Schedule" has the meaning assigned in the forepart of Article
III.

      "Election" has the meaning assigned in Section 11.1.

      "Encumbrances" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, option, encumbrance, restriction or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

      "Environmental Claim" means any notice, claim, act, cause of action or investigation by any Third Party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence in the environment, or Release of, any Hazardous Material or (B) any violation, or alleged violation, of any Environmental Requirement.

      "Environmental Covenants" has the meaning assigned in Section 9.10.

      "Environmental Requirement" means any statute, enactment, administrative agency rule or promulgation, regulation, ordinance, or other law, Order and any legally binding covenants, agreements, or Permits and/or Approvals, covenants or conditions relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, generation, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "Excess Payment" has the meaning assigned in Section 2.4.

      "Exchange Ratio" has the meaning assigned in Section 7.1(a).

      "Final Net Asset Value" has the meaning assigned in Section 2.3((b)).

      "Financial Statements" means the consolidated financial statements of the Company and its consolidated subsidiaries delivered to Purchaser pursuant to
Section 3.8 or Section 5.4.

      "Financial Statement Date" means May 24, 1998.

      "Fully Diluted Per-Share Purchase Price" means the quotient obtained by dividing (i) the Purchase Price by (ii) the number of shares that would be outstanding immediately prior to the Closing if all then-outstanding options, warrants and other rights to purchase Company capital stock were exercised in full.


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      "GAAP" means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

      "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

      "Hazardous Material" means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Requirement; and (iii) any chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Requirement.

      "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

      "Indebtedness" of any person means all obligations of such person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other person. "Indemnity Claim" has the meaning assigned in Section 9.7(a).

      "IRS" means the United States Internal Revenue Service.

      "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, and (ix) any


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similar, corresponding or equivalent rights to any of the foregoing and (x) all documentation related to any of the foregoing.

      "Knowledge of Seller" means the actual conscious knowledge of the executive officers of the Company, except that, with respect to Section 3.16 hereof, "Knowledge of Seller" means the actual conscious knowledge of the executive officers of the Company or Seller.

      "Knowledge of Purchaser" means the actual conscious knowledge of the executive officers of Purchaser.

      "Liabilities" means all Indebtedness, obligations and other liabilities of a person (whether absolute, accrued, contingent, asserted, unasserted, fixed or otherwise, or whether due or to become due).

      "Loss" or "Losses" means any and all damages, fines, penalties, deficiencies, losses, judgments, costs and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts) and other reasonable expenses of litigation or other proceedings with respect to any claim, default or assessment.

      "Material Adverse Effect" with respect to any person means a material adverse effect on the business, financial condition, assets, properties, operations or results of operations of such person and any subsidiaries of such person taken as a whole; provided, however, that a "Material Adverse Effect" shall not be deemed to have occurred solely as a result of any of the following (or any combination of the following): (i) any effect or change occurring as a result of (A) general economic or financial conditions or (B) other developments which are not unique to such person and its subsidiaries but also affect other persons who participate or are engaged in the lines of business in which such person and its subsidiaries participate or are engaged; (ii) any change in or effect on the business or financial condition or performance of the Company and its subsidiaries following the date of this Agreement resulting from employee attrition directly attributable to an announcement by Purchaser with respect to the operation of the Company, or a delay of, reduction in or cancellation or change in the terms of purchases from or other transactions with the Company or any of its subsidiaries, in each case directly attributable to the pendency or announcement of this Agreement or the transactions contemplated hereby; and
(iii) failure in itself, but not any cause thereof, of the Company's and its subsidiaries' results of operations to meet any internal or external predictions, projections, estimates or expectations.

      "NPL" means the National Priorities List under CERCLA.

      "Net Asset Value" has the meaning assigned in Section 2.3(a).

      "Notice of Disagreement" has the meaning assigned in Section 2.3(a).

      "Operative Documents" has the meaning assigned in Section 3.13(b).

      "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).


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      "Parent" means Hyundai Electronics Industries Co., Ltd.

      "Payment Amount" has the meaning assigned in Section 2.4.

      "Pension Benefit Plan" means each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA.

      "Permits and/or Approvals" means all permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

      "Permitted Encumbrance" means any of the following: (i) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings (which proceedings have been disclosed to Purchaser) for which adequate reserves have been established on the Balance Sheet in accordance with GAAP, (ii) any statutory Encumbrance arising in the ordinary course of business by operation of law with respect to a Liability shown on the Balance Sheet or permitted under this Agreement that is not yet due or delinquent, (iii) any minor non-monetary imperfection of title or similar non-monetary Encumbrance which individually or in the aggregate with other Encumbrances could not reasonably be expected to have a material adverse effect on the transferability, financeability, ownership, leasing, use, development, occupancy or operation of any property; and (iv) except immediately after the Closing, any Encumbrance in connection with any of the Bridge Transactions. Notwithstanding the foregoing, "Permitted Encumbrance" shall not in any event include in the case of clauses
(i), (ii) and (iii) any mortgage, deed of trust, conditional sale or similar title retention agreement, any option or right to lease or occupy, any purchase right or option to purchase, or any monetary liens (including, without limitation, mechanics', materialmen's, or other statutory liens.)

      "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, funded or unfunded, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

      "Post-Closing Benefits" has the meaning assigned in Section 7.2((c)).

      "Pre-Closing Hazardous Material Activities" means the transportation, transfer, recycling, storage, use, handling, treatment, manufacture, removal, investigation, remediation, Release, sale, or distribution of any Hazardous Material, or any product or waste containing a Hazardous Material, conducted on any Company Facilities prior to the Closing Date or otherwise occurring prior to the Closing Date in connection with or to benefit the business of the Company.


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      "Pre-Closing Hazardous Materials Disposal Facility" means any transporter, recycler, incinerator, or disposal facility to whom or at which Hazardous Material waste, generated at any Company Facility or in the course of any Pre-Closing Hazardous Material Activity, have been or will be directly or indirectly transported, delivered or otherwise transferred.

      "Pre-Closing Period" has the meaning assigned in Section 11.2(a).

      "Pre-Existing Contamination" means the presence on or before the Closing Date of any Hazardous Material in the soil, groundwater, surface water, air or building materials of any Pre-Closing Hazardous Materials Disposal Facility or any Company Facilities.

      "Pre-Existing/Continuing Environmental Liabilities" means any Actions, Proceedings, liability, Loss or claim, including without limitation the cost or expense of fulfilling any Environmental Requirement, duty to investigate, remediate, remove, or take other action with respect to Hazardous Material, or duty to indemnify, defend or reimburse any Third Party with respect to (i) Pre-Existing Contamination; (ii) Continuing Environmental Conditions; (iii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof, (iv) any Pre-Closing Hazardous Material Activities; (v) the exposure of any person to Pre-Existing Contamination or to a Hazardous Material in the course of or as a consequence of any Pre-Closing Hazardous Material Activities, without regard to whether any health effect of the exposure has been manifested as of the Closing Date; (vi) the violation of any Environmental Requirement by the Company or its agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Closing Date or in connection with any Pre-Closing Hazardous Material Activities prior to the Closing Date; and (vii) any Actions or Proceedings brought or threatened by any Third Party with respect to any of the foregoing.

      "Preferred Stock" has the meaning assigned in Section 3.4.

      "Proceedings" has the meaning assigned in Section 11.5.

      "Purchase Price" has the meaning assigned in Section 2.2.

      "Purchaser" has the meaning assigned in the first paragraph of this Agreement.

      "Purchaser Common Stock" means the common stock, par value $0.01 per share, of Purchaser.

      "Qualified Plan" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

      "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through air, soil, surface water, ground water, wetlands, land or subsurface strata.


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
      "Representatives" has the meaning assigned in Section 5.3.

      "Seller" has the meaning assigned in the forepart of this Agreement.

      "Shares" has the meaning assigned in the forepart of this Agreement.

      "Stock Plan" means the 1995 Stock Plan of the Company.

      "Straddle Period" has the meaning assigned in Section 11.2(a).

      "Symbios" has the meaning assigned in the forepart of this Agreement.

      "Symbios Stock Option" has the meaning assigned in Section 7.1(a).

      "Tax Returns" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including combined or consolidated returns for any group of entities that includes the Company or any of its subsidiaries.

      "Tax Sharing Agreement" means that certain Tax Allocation Agreement, dated July 21, 1995, by and among Parent, Seller and other Parent direct or indirect subsidiaries, as amended or proposed to be amended, through the date hereof.

      "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by a governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

      "Third Party" means any person (including, but not limited to, a Governmental or Regulatory Authority) not an Affiliate of the other referenced person or persons.

      "Third-Party Claim" has the meaning assigned in Section 9.6(a).

      "Trigger Date" has the meaning assigned in Section 10.3(a).

      "Upstream Bridge Loan" has the meaning assigned in the definition of "Bridge Transactions."

            (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) the phrase "ordinary course of business" refers to the business of the Company and its subsidiaries; (vi) whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation;" (vii) the phrase "made available" shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available; (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (ix) the phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 28, 1998; (x) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; (xi) any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect and limitations of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (xii) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


                                   ARTICLE II

                           SALE OF SHARES AND CLOSING

      2.1 Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Shares at the Closing on the terms and subject to the conditions set forth in this Agreement.

      2.2 Purchase Price. The aggregate purchase price for the Shares is Seven Hundred Twenty-Two Million Seven Hundred Thousand Dollars ($722,700,000) minus the Excess Payment, if any, payable in lawful money of the United States in immediately available funds (the "Purchase Price") at the Closing in the manner provided in Section 2.4.

      2.3   Post-Closing Adjustment.

            (a)   As soon as practicable (but in no event later than forty-five
(45) days) after the Closing Date, Purchaser shall deliver to Seller an audited balance sheet for the Company as of the Closing Date (the "Closing Balance Sheet") which shall be prepared (i) in accordance with GAAP as in effect on the date of such preparation and (ii) in a manner consistent with the Company's accounting policies used in the preparation of the Balance Sheet. The amount by which the assets set forth on the Closing Balance Sheet exceed the liabilities set forth on the Closing Balance Sheet (excluding any Indebtedness under the Bridge Loan) shall be referred to herein as the "Net Asset Value."

            (b) The Closing Balance Sheet shall become final and binding on Seller and Purchaser unless Seller gives written notice of its disagreement (a "Notice of Disagreement") to Purchaser within thirty (30) days following receipt by Seller of the Closing Balance Sheet. Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If Seller and Purchaser are unable to resolve all of their disagreements with respect to the Closing Balance Sheet within ten (10) days following the completion of Purchaser's review of the Notice of Disagreement, they shall refer their remaining differences to an internationally recognized firm of independent public accountants as to which Seller and Purchaser mutually agree (the "CPA Firm"), which shall, acting as experts and not as arbitrators, determine, and only with respect to the remaining differences so submitted, whether and to what extent, if any, Net Asset Value as set forth in the Closing Balance Sheet requires adjustment; provided, however, that no such adjustment shall exceed the maximum adjustment claimed in the Notice of Disagreement. Seller and Purchaser shall direct the CPA firm to use its best efforts to render its determination within forty-five (45) days after the date the CPA firm is selected. The CPA Firm's determination shall be conclusive and binding upon Purchaser and Seller. The fees and disbursements of the CPA Firm shall be shared equally by Purchaser and Seller. The amount of Net Asset Value that becomes final and binding on Purchaser and Seller under this
Section 2.3((b)) shall be referred to herein as the "Final Net Asset Value."

            (c) Promptly following the determination of the Final Net Asset Value, the Purchase Price shall be adjusted as follows (and payment will be made by Purchaser or Seller, as the case may be, as provided below, not later than five (5) Business Days following such determination):

                  (i) If the Final Net Asset Value is less than Four Hundred Fifteen Million One Hundred Fifty-One Thousand Dollars ($415,151,000) minus the Excess Payment, if any, then Seller shall pay to Purchaser the amount of such deficiency; and

                  (ii) If the Final Net Asset Value is greater than Four Hundred Fifteen Million One Hundred Fifty-One Thousand Dollars ($415,151,000) minus the Excess Payment, if any, then Purchaser shall pay to Seller the amount of such excess.

The Closing Balance Sheet shall not include any Liabilities of the Company paid or assumed by Seller pursuant to Sections 5.15 or 5.17 of this Agreement except to the extent that such Liabilities are reflected in the Balance Sheet. In calculating the adjustment provided by this Section 2.3(c), it is the intention of the parties to avoid double-counting of items which would result in an inequitable and unintended benefit to one party or parties to the detriment of the other party or parties.

      2.4 Closing. The closing of the purchase and sale of the Shares (the "Closing") will take place at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, California, or at such other place as Purchaser and Seller mutually agree, at 10 a.m. local time on the second Business Day after the day on which the last of the closing conditions set forth in Article VIII has been satisfied or waived, or such other date as Purchaser and Seller mutually agree upon in writing (the "Closing Date"). Simultaneously with the Closing the following will occur: (a) Purchaser will pay the Purchase Price, in full, by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller; (b) all Indebtedness owing to the Company under the Upstream

Bridge Loan (including any new advances permitted by this Agreement) shall be repaid to the Company by Seller; (c) Seller shall reimburse the Company for all obligations and expenses incurred by the Company with respect to the Bridge Transactions which are not reflected in the May 24, 1998 Financial Statements delivered pursuant to Section 3.8(a); (d) Purchaser shall either contribute to the Company additional capital or loan to the Company immediately available funds in an amount sufficient, together with the Upstream Bridge Loan repayment and the amount of cash on hand on the books of the Company immediately prior to the Closing, to permit repayment of the Bridge Loan in full (the "Payment Amount"), provided that if the Payment Amount exceeds Forty-Four Million Dollars ($44,000,000)), the Purchase Price (and as a result, the cash amount payable to Seller) shall be reduced by an amount equal to the amount by which the Payment Amount exceeds $44,000,000 (the "Excess Payment"); (e) the Company shall repay the Indebtedness then owing to the lender(s) under the Bridge Loan; and (f) Seller will assign and transfer to Purchaser good and valid title in and to the Shares, free and clear of all Encumbrances (other than Encumbrances created or suffered to exist by Purchaser), by delivering to Purchaser certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank. At the Closing, there shall also be delivered to Seller and Purchaser the opinions, and certificates and other documents and instruments to be delivered pursuant to Article VIII.


                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

      Except as set forth in the disclosure schedule of Seller delivered to Purchaser herewith (the "Disclosure Schedule"), Seller and Parent hereby jointly and severally represent and warrant to Purchaser that on the date hereof and shall on the Closing Date represent and warrant to Purchaser that on the Closing Date, except for changes permitted or required by this Agreement), as follows:

      3.1 Corporate Existence of Parent and Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Korea. Seller and Parent have full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are a party and to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller has delivered to Purchaser or its counsel correct and complete copies of the charter documents of the Company and each subsidiary of the Company, each as amended to the date of this Agreement and will deliver the charter documents of Seller and Parent prior to Closing. None of the subsidiaries of the Company owns any capital stock or other voting securities of, or any other direct or indirect equity interest in, any firm, corporation or other entity (including any joint venture or partnership).

      3.2 Authority. The execution and delivery by Seller and Parent of this Agreement and the Ancillary Agreements to which they are a party, and the performance by Seller and Parent of their obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Seller and Parent, no other corporate action on the part of Seller, Parent or their respective shareholders being necessary. This Agreement has been duly and validly executed and delivered by Seller and Parent and constitutes, and upon the execution and delivery by Seller and Parent of the Ancillary Agreements to which it is a party, such Ancillary Agreements will constitute, legal, valid and binding obligations of Seller and/or Parent as the case may be, enforceable against Seller and/or Parent in accordance with their terms.

      3.3 Corporate Existence of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of its assets and properties makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed or admitted and in good standing could not reasonably be expected to have a Material Adverse Effect on the Company.

      3.4   Capital Stock.

            (a) The authorized capital stock of the Company consists of forty million (40,000,000) shares of common stock of the Company (the "Common Stock"), and forty million (40,000,000) shares of preferred stock of the Company (the "Preferred Stock"). As of the date of this Agreement, (i) thirty-three million nine hundred ninety-nine thousand nine hundred ninety-nine (33,999,999) shares of Preferred Stock and one (1) share of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Common Stock or Preferred Stock are held in the treasury of the Company or by any Subsidiary; (iii) not greater than 3,602,777 shares of Common Stock are reserved for issuance under the Stock Plan, not greater than 2,812,874 shares of which are subject to outstanding options of which 252,655 shares are issuable to directors of the Company upon the exercise of options (the "Director Options") and 789,903 shares of which are available for future grants; and (iv) 175,000 shares of Common Stock are reserved for issuance under the Director Plan, no shares of which are subject to outstanding stock purchase rights or restricted stock purchase agreements and 160,002 shares of which are available for future grants; provided, however, an additional 164,532 shares are subject to options which have been agreed upon but not yet granted as of the date of this Agreement. Section 3.4 of the Disclosure Schedule, which shall be delivered within ten (10) days after the date hereof, lists each person who is an employee or consultant of the Company and who holds options (excluding any Director Options) to acquire shares of Common Stock of the Company as of the date of this Agreement including: (i) the name of the holder, (ii) the exercise price, (iii) the vesting schedule, (iv) the number of vested shares at such date, (v) whether the exercisability of such option will be accelerated as a result of the transactions contemplated by this Agreement, and (vi) the extent of acceleration, if any. All outstanding options or warrants to purchase shares of capital stock of the Company or any securities exchangeable or convertible into or exercisable for shares of capital stock of the Company that are not Symbios Stock Options (as defined in Section 7.1) shall terminate at the Closing. Immediately prior to the Closing, the Director Options shall be terminated and canceled, and Seller shall thereupon pay, in accordance with Section 5.15 to each holder of Director Options a cash amount, in lawful money of the United States, equal to the product of the number of shares of Company capital stock purchasable pursuant to such holder's Director Options, multiplied by the difference between the Fully Diluted Per-Share Purchase Price and the exercise price of such Director Options. Seller has good and valid title to the Shares, beneficially and of record, free and clear of all Encumbrances other than Permitted Encumbrances. At the Closing, the Shares shall constitute all of the issued and outstanding capital stock of the Company. Except for the Bridge Transactions, none of Seller, Parent or the Company is a party to, or bound by, any agreement, instrument or understanding restricting or contemplating the restriction of the transfer of any of the Shares. There are no voting trusts or other agreements or understandings to which Seller, the Company or Parent is a party with respect to the voting of the capital stock of the Company or any of its subsidiaries. Except for this Agreement and options outstanding pursuant to the Stock Plan or Director Plan, there are no outstanding options or rights in favor of any person to purchase shares of any class or series of capital stock from the Company.

            (b) Except for the rights of any lenders or their Affiliates under the Bridge Transactions: (i) Seller is the sole record and beneficial owner of the Shares, and the Shares are to be sold pursuant to this Agreement; (ii) the Shares are not subject to any Encumbrances or any rights of first refusal of any kind, and neither Seller nor Parent has granted any rights to purchase the Shares to any other person or entity; and (iii) Seller has the sole right to transfer the Shares to Purchaser. Subject to Section 5.14, the Shares constitute all of the capital stock of the Company owned, beneficially or of record, by Seller and Parent, and neither Seller nor Parent have any other rights to acquire capital stock of the Company. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in
Section 2.4 will transfer to Purchaser sole record and beneficial ownership of all outstanding capital stock of the Company, free and clear of all Encumbrances other than Encumbrances created by Purchaser.

      3.5 Subsidiaries. Each subsidiary of the Company is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation identified in Section 3.5 of the Disclosure Schedule, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each such subsidiary is duly qualified, licensed and is in good standing in those jurisdictions in which the ownership, use or leasing of such subsidiary's assets and properties makes such qualification, licensing or admission necessary, except where the failure to be so qualified, licensed or admitted and in good standing could not reasonably be expected to have a Material Adverse Effect on the Company. All of the outstanding shares of capital stock of each subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, directly or indirectly, by the Company or a subsidiary thereof free and clear of all Encumbrances. There are no outstanding options or rights in favor of any person to purchase shares of any class or series of capital stock of any subsidiary of the Company. Section 3.5 of the Disclosure Schedule sets forth the name and jurisdiction of each subsidiary of the Company, the number of authorized and outstanding shares of capital stock of each such subsidiary and a correct and complete list of the holders of record of each subsidiary's outstanding shares of capital stock.

      3.6 No Conflicts. The execution and delivery by Seller of this Agreement do not, and the execution and delivery by Seller of the Ancillary Agreements to which it is a party, the performance by Seller of its obligations under this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with or result in a violation or breach of the certificate or articles of incorporation or by-laws of Seller, the Company or any subsidiaries of the Company; (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices described in Section 3.7 and Section 4.4, conflict with or result in a violation or breach of any law or Order applicable to Seller, the Company, any subsidiaries of the Company or any of their respective assets and properties (other than such conflicts, violations or breaches as would occur solely as a result of the change in identity or the legal or regulatory status of Purchaser or any of its Affiliates); or (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller, the Company or any of its subsidiaries to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, (iv) result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Encumbrance upon Seller, the Company or any subsidiary of the Company or any of their respective assets and properties under, any agreement to which Seller, the Company or any subsidiary of the Company is a party or by which any of their respective assets or properties is bound.

      3.7 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller, the Company or any subsidiary of the Company is required in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby or the continuation by the Company of its business as presently conducted as a consequence of the Closing, except
(i) the filing of a Notification and Report Form pursuant to the HSR Act and the expiration or early termination of the waiting period thereunder; (ii) any required filings under any applicable foreign antitrust, fair trade or other similar laws and the expiration or termination of waiting periods thereunder; and (iii) where required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

      3.8   Financial Statements and Condition; Absence of Changes.

            (a) Prior to the execution of this Agreement, Seller has delivered to Purchaser copies of the unaudited balance sheet of the Company and its consolidated subsidiaries as of May 24, 1998 (the "Balance Sheet") and the audited balance sheet of the Company and its consolidated subsidiaries as of December 31, 1997, and the related unaudited consolidated statements of operations, shareholders' equity and cash flows for the period beginning January 1, 1998 and ended May 24, 1998 and audited consolidated statements of operations, shareholders' equity and cash flows for the fiscal year ended December 31, 1997, together with a true and correct copy of the report on such audited information by Coopers & Lybrand, L.L.P. Except as set forth in the notes thereto, all such financial statements were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

            (b) The Company has no Liabilities, except for (i) Liabilities set forth on the face of the Balance Sheet (or which are disclosed in the footnotes thereto), (ii) Liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business and which are not required to be disclosed pursuant to the terms of Section 3.8((c)) hereof and (iii) payment or performance obligations arising out of contracts and agreements to which the Company is a party and which are disclosed pursuant to Section 3.17 hereof or are not required to be disclosed pursuant to the terms of Section 3.17 hereof.

            (c)   Since the Financial Statement Date, except as disclosed in
Section 3.8((c)) of the Disclosure Schedule:

                  (i) the Company has not (i) amended, or agreed to amend, its charter (or comparable instrument), (ii) merged with or into or consolidated with, or agreed to merge with or into or consolidate with, any other person, or
(iii) except as reasonably required in connection with the transactions contemplated by this Agreement or as described elsewhere in this Agreement, changed, or agreed to change, in any material manner the character of the business of the Company;

                  (ii) the Company has conducted its business only in the usual and ordinary course and in accordance with past practices (except for the Termination Agreement with Adaptec dated June 24, 1998);

                  (iii) there has been no change (or series of changes, casualty or otherwise) in the business, condition (financial or otherwise), results of operations, assets, Liabilities or earnings of the Company, other than changes arising in the ordinary course of business consistent with past practice and experience, none of which changes, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect on the Company;

                  (iv) the Company has not made or promised to make any increase in any salaries, rates of pay or other compensation or benefits of any business of its employees, nor has the Company made any accrual for or commitment or agreement to make or pay the same, nor any payment or commitment to pay any severance or termination pay to any of the business of its Employees, except for customary increases and progressions for employees not covered by collective bargaining agreements, which increases and progressions were made in the ordinary course of business or in accordance with applicable collective bargaining agreements or changes in benefits generally provided to all of the Company's hourly and/or salaried employees;

                  (v) the Company has not suffered any strike or other labor trouble, and the Company has not entered into any material agreement or material negotiation with any labor union or other collective bargaining representative of any business of its employees;

                  (vi) there has been no change or, to the knowledge of Seller, any threat of any change, in any of the Company's relations with, or any loss of or, to the knowledge of Seller, threat of loss of, any of the suppliers, distributors or customers of the business of the Company, or any material decrease or limitation, of any such supplier's provision of services, supplies or materials to the Company or any such customer's usage or purchase of services or products of the Company that, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect on the Company;

                  (vii) there has been no change in the method of accounting or keeping of books of account or accounting practices with respect to the Company;

                  (viii) the Company has not waived, or agreed to waive, any right of material value with respect to the Company or any of its assets or properties;

                  (ix) the Company has not changed, or agreed to change, any of its business policies or practices, including advertising, marketing, pricing, purchasing, personnel, sales, returns or budget policies or practices, which changes would have a Material Adverse Effect on the Company;

                  (x) except in the ordinary course of business or as otherwise permitted or required by this Agreement, the Company has not (i) entered into, or agreed to enter into, any lease (as lessor or lessee) or any license (as licensee or licensor) on behalf of the Company, (ii) sold, abandoned or made, or agreed to sell, abandon or make, any other disposition of any of the assets or properties of the Company; or (iii) except for the Termination Agreement with Adaptec, Inc. dated June 24, 1998, waived or relinquished any other rights of material value;

                  (xi) neither the Company, Parent or Seller has granted or suffered, or agreed to grant or suffer, any Encumbrance on any assets or stock of the Company or its subsidiaries other than Permitted Encumbrances;

                  (xii) except as provided herein, the Company has not entered into or amended, or agreed to enter into or amend, any contract or other agreement by or to which the Company is bound or subject, pursuant to which it agrees to indemnify any party on behalf of the Company (except in the ordinary course of business) or pursuant to which it agrees to refrain from competing with any party;

                  (xiii) the Company has not, except in the ordinary course of business, incurred or assumed, or agreed to incur or assume, any material Liability (whether or not currently due and payable);

                  (xiv) the Company has not terminated, or agreed to terminate, or failed to renew or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract, license or Permit and/or Approval, where any such termination or failure to renew could reasonably be expected to have a Material Adverse Effect on the Company;

                  (xv) no Pre-Existing/Continuing Environmental Liabilities which would be required to be reflected on the balance sheet of the Company have arisen; and

                  (xvi) the Company has not entered into, or agreed to enter into, any transaction where the same could reasonably be expected to have a Material Adverse Effect on the Company.

      3.9 Taxes. The Company and its subsidiaries have filed or caused to be filed all Tax Returns required to be filed under applicable law, and such Tax Returns are true and correct in all material respects. The Company and its subsidiaries have, within the time and in the manner prescribed by law, paid directly or indirectly (and until the Closing will pay directly or indirectly within the time and in the manner prescribed by law) all Taxes that are due and payable. To the Knowledge of Seller, except as set forth on Section 3.9 of the Disclosure Schedule, no examination of any Tax Return is underway as of the date of this Agreement. There are no outstanding (a) powers of attorney granted by the Company or any of its subsidiaries concerning any Tax matter, (b) agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or any of its subsidiaries, (c) agreements entered into with any taxing authority that would have a material and continuing effect on the Company and its subsidiaries after the Closing Date or (d) Encumbrances (and immediately following the Closing Date there will be no Encumbrances) on the assets of the Company relating to or attributable to Taxes other than Encumbrances for Taxes not yet due and payable. None of the Company and its subsidiaries has any liability for the Taxes of any other person other than the Company and its subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). Neither the Seller nor the Company has been notified of any request for an audit or other examination of any Tax Return of the Company. The Company has no liabilities for unpaid Taxes which have not been accrued or reserved against in accordance with GAAP on the Company's financial statements, whether asserted or unasserted, contingent or otherwise. Neither the Company nor the Seller has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company. None of the Company's assets are treated as "tax-exempt use property", within the meaning of
Section 168(h) of the Code. The Company is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company, individually or collectively, which could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

      3.10 Legal Proceedings. There are no Orders outstanding and no Actions or Proceedings pending against the Company or any of its subsidiaries or any of their respective assets and properties. To the Knowledge of Seller, there are no claims, Actions or Proceedings threatened against the Company or any of its subsidiaries or any of their respective assets and properties which could reasonably be expected to result in liability in any individual case or in the aggregate in excess of $100,000.

      3.11 Compliance With Laws and Orders. Each of the Company and its subsidiaries is in compliance in all material respects with all applicable laws, rules, regulations, ordinances, decrees, Orders, judgments or Permits and/or Approvals.

      3.12  Benefit Plans; ERISA. Set forth in Section 3.12 of the Disclosure
Schedule is a list of all Benefit Plans of the Company and its subsidiaries. Each Benefit Plan listed in Section 3.12 of the Disclosure Schedule is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other federal and state laws. The Company has no Liability with respect to any employee benefit plans established by any predecessor. To the Knowledge of Seller, there are no proceedings, claims (other than for benefits payable in the normal course of business) or suits pending or threatened by any governmental authority or any participant or beneficiary against any of the Benefit Plans, the assets of any of the trusts under any of the Benefit Plans or the plan sponsor or any fiduciary of any of the Benefit Plans. All contributions required to be made with respect to the Benefit Plans have been made or reflected in the Audited Financial Statements.

      3.13  Real Property.

            (a) Section 3.13((a)) of the Disclosure Schedule contains a list of (i) each parcel of real property owned by the Company or any of its subsidiaries, (ii) each parcel of real property leased by the Company or any of its subsidiaries (as lessor or lessee), and (iii) all Encumbrances (other than Permitted Encumbrances, Encumbrances that will be removed at or prior to the Closing, or Encumbrances disclosed, or given as security for a monetary Liability shown, on the Balance Sheet) on any parcel of real property referred to in clause (i).

            (b) The Company and its subsidiaries have, and at the Closing will have, good and marketable title to each parcel of real property described in clause (i) of paragraph (a) above, free and clear of any Encumbrances, other than the Permitted Encumbrances, Encumbrances that will be extinguished prior to the Closing, Encumbrances that will be removed at or prior to the Closing, or Encumbrances disclosed, or given as security for a monetary Liability shown, on the Balance Sheet, and have valid and subsisting leasehold estates in the respective real properties otherwise leased by them as lessee under leases referred to in clause (ii) of paragraph (a) above free and clear of Encumbrances upon the lessee's interest other than Permitted Encumbrances, Encumbrances that will be extinguished at or prior to the Closing, or Encumbrances disclosed, or given as security for a monetary Liability shown, on the Balance Sheet. To the Knowledge of Seller, each such lease is a legal, valid and binding agreement, enforceable in accordance with its terms, and no default has occurred, nor has there occurred any event which with notice, the passage of time, or both, would constitute a default under such lease. With respect to the Operative Documents, as that term is defined in that Lease Agreement dated as of December 22, 1995 between the SLI Trust, as lessor, and Symbios Logic Inc., as lessee, (i) no default has occurred nor has there occurred any event which with notice, the passage of time, or both, would constitute a default, under any of the Operative Documents which would obligate the Company or its subsidiaries to purchase the real property that is the subject of the Operative Documents, (ii) the Company and its subsidiaries are currently in compliance with all of its obligations under the Operative Documents.

            (c) Except as otherwise described in Section 3.13((c)) of the Disclosure Schedule, (i) there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on any such real property as could, either individually or in the aggregate, have a material adverse effect on the use, development, occupancy or operation thereof as presently contemplated, (ii) to the Knowledge of Seller, there are no natural or artificial conditions upon any such real property or any other facts or conditions which could, in the aggregate, have a material adverse effect on the transferability, financeability, ownership, leasing, use, development, occupancy or operation of any such real property, (iii) there are no parties in possession of any portion of any such real property, whether as tenants, trespassers or otherwise, except the Company, and (iv) there are no pending, or, to the Knowledge of Seller, threatened assessments, improvements or activities of any public or quasi-public body either planned, in the process of construction or completed which may give rise to any material assessment against any such real property.

      3.14 Adequacy of Assets. Except as otherwise set forth in any section of the Disclosure Schedule to this Agreement, and subject to any and all limitations and qualifications set forth elsewhere in this Article III, the Company has possession of, and right to use, all of the tangible and intangible, real and personal property assets required for the conduct of its business as presently conducted.

      3.15 Tangible Personal Property. The Company and its subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights to use, all tangible personal property which is used in and which is material to the business of the Company and its subsidiaries taken as a whole free of Encumbrances other than Permitted Encumbrances, Encumbrances that will be removed at or prior to the Closing, or Encumbrances disclosed, or given as security for a monetary Liability shown, on the Balance Sheet.

      3.16 Intellectual Property Rights. Except as set forth in Section 3.16 of the Disclosure Schedule: (i) each item of Company Intellectual Property is free and clear of any Encumbrances; (ii) the Company (a) is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company and (b) owns exclusively, and has good title to, all copyrighted works that are or are part of Company products or other works of authorship that the Company otherwise purports to own; (iii) except as contemplated in the Ancillary Agreements, the Company has not transferred ownership of, or granted any license of or right to use or authorized the retention of any rights to use, any material Intellectual Property that is or was Company Intellectual Property, to any other person; (iv) there are no material Contracts, pursuant to which the Company has licensed or transferred to any third person or any Affiliate of Company any material Intellectual Property that is or was Company Intellectual Property; (v) all material Intellectual Property, including any item thereof, will be fully transferable, alienable and licensable by or between Company or Purchaser without restriction and without payment of any kind to any third party; (vi) the consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of the Company in any material Company Intellectual Property; (vii) the consummation of the transactions contemplated by this Agreement will not result in the breach or termination of any license, contract or agreement to which Company is a party respecting any material Intellectual Property; (viii) the operation of the business of the Company: (a) did not, and (b) to the Knowledge of Seller, will not, when conducted in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property of any person, violate the rights of any person, or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates any Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company aware of any basis therefor; provided, however, Seller has not, and has informed Purchaser that it has not, conducted any "right to use" study or similar investigation with respect to the Intellectual Property rights of any third party); (ix) to the Knowledge of Seller, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder; (x) to the Knowledge of Seller, no person is infringing or misappropriating any Company Intellectual Property; (xi) no Company Intellectual Property or product, technology or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property; and (xii) the ownership of the Company by Purchaser upon the Closing will not result in the granting by Purchaser of any Intellectual Property rights of Purchaser (other than Company Intellectual Property rights) to any person. Seller makes no representation or warranty in Section 3.16(viii) with respect to the operations, products or conduct of the business of the Company by Purchaser in a manner different from the manner in which Seller and the Company and its subsidiaries have heretofore operated or conducted the operations or business including the manufacture and sale of products of the Company to the extent that such infringement or misappropriation arises from such difference.

      3.17  Contracts.

            (a) Section 3.17((a)) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a list of each of the following Contracts to which the Company or any of its subsidiaries is a party or by which any of their respective assets and properties is bound as of the date of this Agreement:

                  (i) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consulting services for a specified term or payments at any one time or in any one year in excess of Two Hundred Thousand Dollars ($200,000);

                  (ii) all Contracts with any person containing any provision or covenant prohibiting or materially limiting the ability of the Company or any of its subsidiaries to engage in any business activity or compete with any person or prohibiting or materially limiting the ability of any person to compete with the Company or any of its subsidiaries;

                  (iii) all partnership or joint venture agreements;

                  (iv) all Contracts relating to Indebtedness of the Company or any of its subsidiaries in excess of Five Hundred Thousand Dollars ($500,000) (other than Indebtedness owing to or preferred stock owned by the Company or any wholly-owned subsidiary of the Company);

                  (v) all Contracts providing for (A) the future disposition or acquisition of any assets and properties material to the business or condition of the Company and its subsidiaries taken as a whole, other than dispositions or acquisitions in the ordinary course of business, and (B) any merger or other business combination;

                  (vi) all Contracts between or among the Company or any of its subsidiaries, on the one hand, and Seller or any Affiliate (other than the Company or any of its subsidiaries) of Seller providing for payments in any one year or at any one time by or to the Company or any of its subsidiaries individually or in the aggregate exceeding Fifty Thousand Dollars ($50,000);

                  (vii) all Contracts (other than this Agreement) that (A) limit or contain restrictions on the ability of the Company or any of its subsidiaries to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Encumbrance, to purchase or sell any assets and properties, to change the lines of business in which it participates or engages or to engage in any merger or other business combination or (B) require the Company or any of its subsidiaries to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

                  (viii) any collective bargaining agreement; and

                  (ix) all other Contracts that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any of its subsidiaries of more than Five Hundred Thousand Dollars ($500,000) and (B) cannot be terminated within one hundred eighty (180) days after giving notice of termination without resulting in any material cost or penalty to the Company or any of its subsidiaries.

            (b) Seller has previously delivered to Purchaser a true, correct and complete copy of each written Contract listed in Section 3.17 of the Disclosure Schedule, (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.17 of the Disclosure Schedule; each such Contract constitutes the entire agreement between the Company or its subsidiaries, on the one hand, and the other party(ies) to such Contract, on the other hand; no such Contract has been modified or amended in any respect; and no party has repudiated any provision of any Contract. Each Contract disclosed in Section 3.17((a)) of the Disclosure
Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and neither the Company or any of its subsidiaries nor, to the Knowledge of Seller, any other party to such Contract is in material violation of or material default under any such Contract (or with notice or lapse of time or both, would be in material violation of or material default under any such Contract).

      3.18 Permits and/or Approvals. The Company and its subsidiaries have or will have applied for all Permits and/or Approvals required for the conduct of the business of the Company and its subsidiaries as presently conducted and for the ownership, leasing, use, development, occupancy and operation of their respective assets and properties (other than Permits and/or Approvals, the absence of which could not reasonably be expected to have a material adverse effect on the transferability, financeability, use, development, occupancy or operation of any such assets or properties. Each such Permit and/or Approval is valid, binding and in full force and effect and will remain in full force and effect after the Closing; and to the Knowledge of Seller neither the Company nor any of its subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit and/or Approval in any material respect.

      3.19 Affiliate Transactions. Except as listed in Section 3.19 of the Disclosure Schedule, there is no Indebtedness or other amounts owing under Contracts between the Company or any of its subsidiaries, on the one hand, and Seller, any officer, director, or Affiliate (other than the Company and its subsidiaries) of Seller, on the other hand.

      3.20  Environmental Matters.

            (a) The Company and its subsidiaries have been, are in and at the Closing will be in compliance in all material respects with all Environmental Requirements, and possesses or has applied for and at the Closing will possess or will have applied for all Permits and/or Approvals required for the conduct of the Hazardous Activities of the Company and its subsidiaries in all material respects; and neither the Company nor its subsidiaries has received any notice of any alleged claim, violation of or Liability under any Environmental Requirement which has not heretofore been cured or for which there is any remaining Liability.

            (b) Neither the Company nor its subsidiaries has received notice of any Environmental Claim filed or threatened against it, or against any person or entity whose Liability for any Environmental Claim the Company or its subsidiaries has retained or assumed either contractually or by operation of law, and there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of any Environmental Claim against the Company or its subsidiaries, the business thereof any of the facilities described in Schedule 3.13(a), or against any person or entity whose Liability for any Environmental Claim the Company or its subsidiaries has retained or assumed either contractually or by operation of law.

            (c) Neither the Company nor its subsidiaries has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material, arranged for the disposal, discharge, storage or release of any Hazardous Material, or exposed any employee or other individual to any Hazardous Material or condition so as to give rise to any material Liability or corrective or remedial obligation under any Environmental Requirement.

            (d) No Hazardous Material is present in, on, or under any Company Facilities or to the Knowledge of Seller any Pre-Closing Hazardous Material Disposal Facility, which would give rise to, any material Liability or any material corrective or remedial obligation of the Company or its subsidiaries under any Environmental Requirement.

            (e) No written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company or any of its subsidiaries and to the Knowledge of Seller no site or facility now or previously owned, operated or leased by the Company or any of its subsidiaries is listed or to the Knowledge of Seller is proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.

            (f) To the Knowledge of Seller, any asbestos material which is on or part of the Company Facilities is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any applicable Environmental Requirement.

            (g) Other than Hazardous Materials which are reasonably necessary for the conduct of the current Company operations and are properly stored in all material respects in accordance with applicable Environmental Requirements, no Hazardous Material will be stored at the Company Facilities as of the Closing.

            (h) No environmental certification, clearance or approval is required by any Governmental or Regulatory Authority or under any Environmental Requirement to permit the legal consummation of the transactions contemplated hereby.

      3.21 Accounts Receivable; Inventory. Subject to any allowances set forth in the Company's Balance Sheet, the accounts receivable shown in the Balance Sheet, arose in the ordinary course of business; were not, as of the date of the Balance Sheet, subject to any material discount, contingency, claim of offset or recoupment or counterclaim; and represented, as of the date of the Balance Sheet, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of the Company arising after the date of the Balance Sheet through the date of this Agreement arose in the ordinary course of business and, as of the date of this Agreement, are not subject to any material discount, contingency, claim of offset or recoupment or counterclaim, except for normal allowances consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Balance Sheet is believed by the Company as of the date of this Agreement to be sufficient to provide for any material losses which may be sustained on realization of the accounts receivable shown in the Balance Sheet. As of the date of the Balance Sheet, the inventories shown on the Balance Sheet consisted of items of a merchantable condition and of a quantity and quality suitable, usable and salable in the ordinary course of business for the purpose for which they are intended. All such inventories are valued on the Balance Sheet in accordance with GAAP and sufficient allowances have been established on the Balance Sheet, in each case in an amount believed by the Company as of the date of the Balance Sheet to be adequate, for material slow-moving, obsolete or unusable inventories.

      3.22 Insurance. The Company has delivered to Purchaser copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage as of the date of this Agreement and such policies are the policies generally required for coverage of the risks faced by the Company in a manner customary, generally, for the Company's industry. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable and in full force and effect in all respects and there has been no notice of cancellation or nonrenewal of the policy received; (B) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. Section 3.22 of the Disclosure Schedule describes any self-insurance arrangements presently maintained by, or for the benefit of, the Company as of the date of this Agreement.

      3.23 Disclosure. No representation or warranty made by Parent, Seller or the Company in this Agreement or the exhibits or schedules hereto or certificates delivered hereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

      3.24 Product Liability Claims. At no time during the five years preceding the date of this Agreement has the Company or, to the Knowledge of Seller, any of the Company's predecessors in interest, been subject to any material product liability claim relating to any of the Company's products and, to the Knowledge of Seller, no such claim is threatened nor does any circumstance or condition exist that Seller reasonably expects to give rise to any such claim.

      3.25 Brokers; Finders. No broker, investment bank, financial advisor or other person or entity, other than Lehman Brothers, the fees and expenses of which will be paid by Seller, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon the arrangements made by or on behalf of Seller or Parent.

      3.26 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Parent and Seller are making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in this
Article III and in any certificate delivered pursuant to Section 8.2(c). In particular, Seller makes no representations or warranty to Purchaser with respect to (i) the information set forth in the Confidential Descriptive Memoranda relating to the Company's Storage Systems and Semiconductor Divisions or made available to Purchaser or any of its Representatives in connection with Purchaser's consideration of the transactions contemplated by this Agreement, and (ii) any financial projection or forecast relating to the business or condition of the Company. With respect to any projection or forecast delivered by or on behalf of Seller to Purchaser, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts,
(ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it, and (iv) it shall have no claim against Seller or any of its Representatives or Affiliates with respect thereto.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller as follows:

      4.1 Corporate Existence of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

      4.2 Authority. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser or its stockholders being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Ancillary Agreements to which it is a party such Ancillary Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

      4.3 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Ancillary Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of Purchaser; (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 4.4 hereto, conflict with or result in a violation or breach of any term or provision of any law or Order applicable to Purchaser or any of its assets and properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or any of such Ancillary Agreements or the ability of Purchaser to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby); or (c) except as could not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby or by any of the Ancillary Agreements or to perform any of its obligations hereunder or thereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, or (iv) result in the creation or imposition of any Encumbrance upon Purchaser or any of its Assets or Properties under, any contract or License to which Purchaser is a party or by which any of its assets and properties is bound.

      4.4 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except
(i) the filing of a Notification and Report Form pursuant to the HSR Act and the expiration or early termination of the waiting periods thereunder; (ii) any required filings under any applicable foreign antitrust laws and the expiration or termination of waiting periods thereunder; and (iii) where required solely as a result of the identity or the legal or regulatory status of Seller or any of its Affiliates.

      4.5 Legal Proceedings. There are no Orders outstanding and no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its assets and properties which could reasonably be expected to delay or to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or otherwise to impair the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

      4.6 Purchase for Investment. The Shares will be acquired by Purchaser for its own account for the purpose of investment, it being understood that the right to dispose of such Shares shall be entirely within the discretion of Purchaser. Purchaser will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

      4.7 Financing. Purchaser has or will have sufficient cash and/or available borrowing capacity to pay the Purchase Price and to make all other necessary payments of fees and expenses (including the fees, commissions and expenses of any investment bank or financial adviser) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

      4.8 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Purchaser is making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in this Article IV and in any certificate delivered pursuant to Section 8.3((c)) hereof.

                                    ARTICLE V

                         COVENANTS OF PARENT AND SELLER

      Parent and Seller covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing, Parent and Seller will comply with all applicable covenants and provisions of this Article V, except to the extent Purchaser may otherwise consent in writing.

      5.1 Regulatory and Other Approvals. Parent and Seller will, and will cause the Company and its subsidiaries to, (a) proceed diligently, expeditiously and in good faith as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other person required of Parent and Seller, the Company or any of its subsidiaries to consummate the transactions contemplated hereby and by the Ancillary Agreements, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other persons as such Governmental or Regulatory Authorities or other persons may reasonably request in connection therewith, and (c) provide reasonable cooperation to Purchaser in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other persons required of Purchaser to consummate the transactions contemplated hereby and by the Ancillary Agreements. Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other person regarding any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

      5.2 Tax Sharing Agreement. Parent hereby covenants and agrees that, without the prior written consent of Purchaser, it will not amend that certain Tax Sharing Agreement by and among Parent, Company and certain other subsidiaries of Parent, in any manner that will increase the Company's obligations thereunder.

      5.3 Investigation by Purchaser. Seller will, and will cause the Company and its subsidiaries to, (a) provide (i) Purchaser and (ii) the officers, employees, counsel, accountants, financial advisors, consultants and other representatives (together, "Representatives") of Purchaser with access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its subsidiaries and their assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its subsidiaries, and (b) make available to Purchaser and such other persons all such information and data concerning the business and operations of the Company and its subsidiaries as Purchaser or any of such other persons reasonably may request in connection with such investigation (including such access and information as may be required for an environmental audit), except to the extent that furnishing any such information or data would violate any law, Order, Contract or Permit and/or Approval applicable to Seller, the Company or any of their respective subsidiaries or by which any of their respective assets or properties is bound.

      5.4 Financial Statements and Reports. As promptly as practicable and in any event no later than forty-five (45) days after the end of each fiscal quarter ending after the date hereof and before the Closing Date (other than the fourth quarter) or ninety (90) days after the end of each fiscal year ending after the date hereof and before the Closing Date, as the case may be, Seller or the Company will deliver to Purchaser true and complete copies of the unaudited consolidated balance sheet, and the related audited or unaudited consolidated statements of operations, stockholders' equity and cash flows, of the Company and its consolidated subsidiaries, in each case as of and for the fiscal year then ended or as of and for each such fiscal quarter and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto. The Company shall consult with Purchaser regarding capital expenditures and commitments for additions to property, plant or equipment constituting capital assets between the date hereof and the Closing Date.

      5.5 Conduct of Business. Seller will cause the Company and its subsidiaries to conduct business only in the ordinary course. Without limiting the generality of the foregoing, Seller will cause the Company and its subsidiaries to use Best Efforts to (a) preserve intact the present business organization and reputation of the Company and its subsidiaries in all material respects, (b) keep available (subject to dismissals and retirements in the ordinary course of business) the services of the key officers and employees of the Company and its subsidiaries, (c) maintain the assets and properties of the Company and its subsidiaries in good working order and condition, subject to ordinary wear and tear, and (d) maintain the good will of key customers, suppliers and lenders and other persons with whom the Company or any of its subsidiaries otherwise has significant business relationships.

      5.6 Certain Restrictions. Except as contemplated by this Agreement, Seller will cause the Company and its subsidiaries to refrain from:

            (a) amending their certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

            (b) authorizing, issuing, selling or otherwise disposing of any shares of capital stock of or any option, warrant or other right with respect to the capital stock of the Company or any of its subsidiaries, or modifying or amending any right of any holder of outstanding shares of capital stock of or options with respect to the Company or any of its subsidiaries except for the issuance of options to purchase shares of Common Stock issued to newly-hired employees under the Stock Plan not exceeding (i) five thousand (5,000) shares of Common Stock to any one individual and one hundred thousand (100,000) shares of Common Stock in the aggregate in the ninety (90) days following the date of this agreement and (ii) an additional five thousand (5,000) shares of Common Stock to any one individual and one hundred thousand (100,000) shares in the aggregate thereafter;

            (c) declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of the Company or any of its subsidiaries not wholly owned, directly or indirectly, by the Company, or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of or any option with respect to the Company or any of its subsidiaries not wholly owned, directly or indirectly, by the Company;

            (d) other than in the ordinary course of business, acquiring or disposing of, or incurring any Encumbrance (other than a Permitted Encumbrance) on, any assets and properties;

            (e) other than in the ordinary course of business and involving Contracts and/or licenses that do not exceed $500,000 in the aggregate and do not have a term exceeding six months, entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Contract or license provided that a foundry agreement shall not be considered to be an agreement entered into in the ordinary course of business;

            (f) other than in the ordinary course of business (i) incurring or obtaining a draw on any Indebtedness (including the Bridge Loan) in an aggregate principal amount exceeding One Million Dollars ($1,000,000) (net of any amounts of Indebtedness discharged during such period), or (ii) purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right under, any Indebtedness in an aggregate principal amount exceeding One Million Dollars ($1,000,000) (in either case other than Indebtedness of the Company or any of its subsidiaries owing to the Company or any of its wholly-owned subsidiaries);

            (g) engaging with any person (other than a direct or indirect wholly-owned subsidiary of the Company) in any merger or other business combination;

            (h) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets (except as set forth in the Company's Capital Budget) or entering into any operating lease which is not directly related to an expenditure contemplated by the Company's Capital Budget;

            (i) except to the extent required by applicable law, making any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy, or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

            (j) except to the extent required by applicable law, adopting, entering into or becoming bound by any material Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any such Benefit Plan, employment-related Contract or collective bargaining agreement;

            (k)   making any change in its fiscal year;

            (l) causing or committing the damage, destruction, or loss of (whether or not covered by insurance) any property other than dispositions of property in the ordinary course of business;

            (m) making any loan to, any director, officer, or employee, except cash advances in the ordinary course of business;

            (n) granting any increase in the base compensation of any director, or, except in the ordinary course of business, any officer or employee;

            (o) making any other change in employment terms that will be in force on the Closing Date for any director, officer, or employee outside the ordinary course of business;

            (p) initiating any lawsuit or similar grievance except in the ordinary course of business; or

            (q) entering into any Contract to do or engage in any of the foregoing.

      Notwithstanding anything to the contrary in this Agreement, Parent, Seller and the Company may incur Indebtedness under the Bridge Transactions, and grant Encumbrances with respect to Indebtedness under the Bridge Transactions and make drawings under the Bridge Loans; provided, that the outstanding Indebtedness on the Bridge Loan at any one time does not exceed Three Hundred Forty Five Million Dollars ($345,000,000) and provided further that any new Bridge Loan drawing or Bridge Loan Indebtedness is advanced to Seller as an increase in the Upstream Bridge Loan (which will be repaid at the Closing).

      5.7 Affiliate Transactions. Subject to Section 2.4, payments by the Company to Seller under the Tax Sharing Agreement, immediately prior to the Closing, all Indebtedness and other amounts owing under the Contracts listed in
Section 3.19 of the Disclosure Schedule will be paid in full, and Seller will terminate and will cause any such officer, director, or Affiliate to terminate each such Contract with the Company or any of its subsidiaries.

      5.8 Fulfillment of Conditions. Seller and Parent will use its Best Efforts to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit the Company or any of its subsidiaries to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition. Seller shall give prompt written notice to Purchaser of any event, condition or circumstance occurring from the date hereof through the Closing Date that would cause the representations and warranties set forth in Article III of this Agreement to become untrue in any material respect or that would constitute a material violation or breach of this Agreement. No disclosure pursuant to this Section
5.8 shall be deemed to amend or supplement the Disclosure Schedule, to prejudice any right of Purchaser to assert a claim for indemnity under Article IX hereof, or to prevent or cure any misrepresentation or breach of this Agreement.

      5.9 Litigation. From the date hereof through the Closing Date, Seller shall promptly notify Purchaser of any investigations of which Seller has knowledge or any lawsuits, claims, notices of violation or proceedings that after the date hereof are commenced or, to the Knowledge of Seller, threatened, against the Company or any of its subsidiaries.

      5.10 Agreement Not to Solicit. For the period beginning on the date of this Agreement and ending three (3) years after Closing, neither Parent, Seller nor any of their respective Affiliates will, without Purchaser's prior consent (which consent may be withheld in Purchaser's sole discretion), solicit for employment any employee of the Company; for purposes of this Section 5.10, the term "solicit" shall be deemed not to include advertisements or other generalized employment searches, including advertisements in various media (including trade media) or any job posting system of Parent, Seller or their Affiliates, not specifically directed to employees of the Company and shall not include any action by Parent, Seller or their Affiliates following any response by any person to such advertisements or generalized searches.

      5.11 Insurance. From the date hereof through the Closing Date, Seller shall maintain in force (including necessary renewals thereof) any insurance policies listed on Section 5.11 of the Disclosure Schedule, except to the extent that they may be replaced with policies or self-insurance determinations appropriate to insure that the assets, properties and business of the Company to the same extent as currently insured.

      5.12  [Intentionally Left Blank]

      5.13 Exclusivity. Neither Parent nor Seller, nor any of their respective Affiliates, agents, or representatives will (and Seller will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of the Company (other than pursuant to director and employee stock options and contractual obligations disclosed in the Disclosure Schedule), or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing; provided, that the foregoing restrictions shall cease to apply if Purchaser or Seller shall have received a second request for information under the HSR Act or a similar request under any other state, federal or foreign antitrust, fair-trade or other similar law, or if Purchaser or Seller shall have been advised by the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other regulatory agency under any state, federal or foreign antitrust, fair-trade or other similar law that the staff or agency intends to take or recommend judicial or administrative action to prohibit the consummation of the transactions contemplated by this Agreement. In addition, Seller will not (i) transfer any of the Shares or (ii) vote any of the Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange.

      5.14 Option Exercises. Notwithstanding any other provision in this Agreement, in the event that any options to purchase Common Stock are exercised prior to Closing, Seller and Parent shall, at Seller's cost, eliminate all minority shareholdings. Without limiting the generality of the foregoing, prior to Closing the Seller may purchase any such minority interests or may cause the merger of the Company with another newly formed wholly owned subsidiary of Seller, with Company remaining as the surviving entity in order to eliminate outstanding shares of Common Stock issued upon the exercise of stock options.

      5.15 Termination of Options. On or before the Closing, Seller shall take such action as may be necessary to terminate all outstanding options or warrants to purchase shares of capital stock of the Company or any securities exchangeable or convertible into or exercisable for shares of capital stock of the Company that are not Symbios Stock Options (as defined in Section 7.1) including payment to each holder of Director Options a cash amount, in lawful money of the United States, equal to the product of the number of shares of Company capital stock purchasable pursuant to such holder's Director Options, multiplied by the difference between the Fully Diluted Per-Share Purchase Price and the exercise price of such Director Options.

      5.16 Transaction Structure. Each party shall cooperate in structuring and effecting such corporate transactions as may be reasonably requested by any party (at the requesting party's cost) prior to Closing, provided that such changes do not result in any adverse consequences to the party receiving such request (or to the Company) and can be reversed if the Closing does not occur.

      5.17 Assumption of Various Employment Arrangements. At the Closing, Seller shall assume or reimburse Purchaser for expenses resulting from the following obligations of the Company, existing on the date hereof or incurred after the date hereof without the prior written consent of Purchaser, on terms and conditions reasonably acceptable to Seller and Purchaser: (i) the stay-put arrangements; and (ii) those provisions of the employment agreements between the Company and its employees providing for additional compensation, accelerated options, COBRA continuation, cash bonuses to compensate for 401K plan forfeitures, and other benefits which would not be payable or available were it not for the transactions contemplated by this Agreement.

      5.18 Purchase of Christ Note. Effective on the day following the Closing, Seller shall purchase from the Company for a cash purchase price of $425,000 that certain promissory note in the amount of $425,000 payable by Mr. Christ to the Company.

                                   ARTICLE VI

                             COVENANTS OF PURCHASER

      Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing and, in the case of Section 6.3, thereafter, Purchaser will comply with all covenants and provisions of this
Article VI, except to the extent Seller may otherwise consent in writing.

      6.1 Regulatory and Other Approvals. Purchaser will (a) proceed diligently, expeditiously and in good faith obtain as promptly as practicable all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other person required of Purchaser to consummate the transactions contemplated hereby and by the Ancillary Agreements, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other persons as such Governmental or Regulatory Authorities or other persons may reasonably request in connection therewith, and (c) provide reasonable cooperation to Seller, the Company and its subsidiaries in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other persons required of Seller, the Company or any of its subsidiaries to consummate the transactions contemplated hereby and by the Ancillary Agreements. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other person regarding any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

      6.2 Fulfillment of Conditions. Purchaser will use its Best Efforts to satisfy as promptly as practicable each condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

      6.3 Release of Guarantees. Before the Closing, Purchaser shall cooperate with Seller in obtaining releases of Seller from, and will indemnify and hold Seller harmless against payments Seller is required to make from and after the Closing in respect of, the guarantees that Seller has given in respect of Indebtedness of the Company and its subsidiaries described in Section 6.3 of the Disclosure Schedule.

      6.4 Change of Name. From and after ninety (90) days from the Closing, neither Purchaser, the Company nor any of their Affiliates will use the names of Seller or its Affiliates or any confusingly similar names, or the Intellectual Property of Seller or its Affiliates to be listed in Section 6.4 of the Disclosure Schedule prior to Closing, without the prior written consent of Seller.

      6.5 Indemnification of Directors and Officers. Until the sixth anniversary of the Closing Date, Purchaser will not, nor will it permit any of its subsidiaries or Affiliates to, take any action to amend any provision of the certificate of incorporation or by-laws (or other comparable corporate charter documents) of the Company or any of its subsidiaries, or any agreement listed in
Section 6.5 of the Disclosure Schedule between the Company or any of its subsidiaries and any of their respective directors, officers or employees, that provides for indemnification of any director, officer or employee (including an amendment effected through a merger, consolidation, sale of all or substantially all the assets, liquidation or dissolution of any such corporation), if the effect of such amendment would be to have an adverse effect on any right provided thereby to any person who shall have served as a director or officer of the Company or any of its subsidiaries prior to the Closing Date in respect of actions taken in such capacity on or prior to the Closing Date, unless such person would immediately thereafter be entitled to indemnification by Purchaser or another subsidiary of Purchaser comparable to that provided by the affected provision prior to any such amendment.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

      7.1   Stock Plans and Options.

            (a) Purchaser agrees to assume, as of the Closing Date, each outstanding option to purchase shares of Symbios Common Stock set forth in
Section 3.4 of the Disclosure Schedule or as permitted by Section 5.6(b) of this Agreement (a "Symbios Stock Option") which shall thereupon become an option to purchase shares of Purchaser Common Stock (the "Assumed Option"). Seller shall cause the Company to use all means necessary to effectuate the foregoing including, without limitation, if necessary, conducting a merger into a subsidiary of Company, amending any stock plans or agreements and assisting Purchaser in obtaining any necessary consents from the holders of the Symbios Stock Options. The Assumed Option shall be on the same terms and conditions as the Symbios Stock Option except that (i) the number of shares of Purchaser Common Stock purchasable under the Assumed Option shall be equal to the number of shares of Symbios Common Stock purchasable under the Symbios Stock Option immediately prior to the Closing multiplied by the Exchange Ratio (rounded down to the nearest whole share) and (ii) the exercise price of the Assumed Option shall be equal to the exercise price of the Symbios Stock Option immediately prior to the Closing divided by the Exchange Ratio (rounded up to the nearest whole cent). The "Exchange Ratio" shall equal the quotient of (x) the Fully Diluted Per-Share Purchase Price and (y) the average of the closing prices of Purchaser Common Stock for the five trading days immediately prior to the Closing Date as reported on the New York Stock Exchange.

            (b) As soon as practicable after the Closing, Purchaser shall deliver to the holders of Symbios Stock Options appropriate notice evidencing the foregoing assumption and setting forth such participants' rights pursuant thereto, and the grants pursuant to the Symbios Stock Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 7.1 after giving effect to the transactions contemplated by this Agreement). It is intended that Symbios Stock Options which qualified as incentive stock options prior to the Closing continue to qualify as incentive stock options after the Closing.

            (c) As soon as practicable after the Closing, Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery under all Assumed Options assumed by Purchaser in accordance with this Section 7.1. As soon as practicable after the Closing, Purchaser shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Purchaser Common Stock subject to such Assumed Options and shall use its Best Efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for as long as any such Assumed Option remains outstanding.

            (d) Employees of Symbios immediately prior to the Closing shall be permitted to participate in the Purchaser Employee Stock Purchase Plan commencing on the first enrollment date of such plan following the Closing, subject to the terms and conditions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with the Company or its predecessors or Purchaser).

      7.2   Symbios Employees.

            (a) Immediately prior to the Closing, Purchaser will offer employment to substantially all persons who are employees of the Company immediately prior to Closing, on terms which are substantially equivalent to that which they were entitled to receive as employees of the Company immediately prior to the Closing.

            (b) Purchaser shall honor and perform, and shall cause the Company after the Closing to honor and perform, all of its and its subsidiaries' obligations under the employment, severance and stay-put agreements and arrangements and all change-in-control and acceleration provisions in all Benefit Plans in favor of all employees of the Company and its subsidiaries as of the date hereof listed in Section 7.2((b)) of the Disclosure Schedule in accordance with the terms thereof at Seller's expense as provided in Sections
5.15 and 5.17.

            (c) Purchaser agrees that from and after the Closing it will cause the Company to maintain (the Company package of benefits or will otherwise provide or cause the Company to provide) a package of benefits designed substantially to provide to such employees Purchaser's standard employee benefit package (the "Post-Closing Benefits") for all persons who are employed by the Company immediately prior to the Closing. Nothing in this Agreement shall limit Purchaser's right to terminate any employee or to amend or terminate any of the Post-Closing Benefits at any time.

            (d) Purchaser shall recognize all service with Seller, the Company or any Subsidiary thereof, including service with any predecessor employer that was recognized by Seller, the Company or any subsidiary thereof, for purposes of the Post-Closing Benefits, including, but not limited to, vacation entitlement and retirement plan participation and vesting (but not for benefit accruals), welfare plan participation and eligibility and severance pay. No pre-existing condition exclusions or waiting periods may be imposed under Purchaser's employee welfare benefit plans within the meaning of Section 3(1) of ERISA upon any employee of the Company or any of its subsidiaries. Purchaser shall permit all employees who have satisfied any relevant eligibility requirements as of the Closing Date to commence participation immediately in any plan that provides Post-Closing Benefits under Section 7.1.

      7.3 Ancillary Agreement. The parties shall execute the Ancillary Agreements at or before the Closing.

      7.4 Certain Actions. In addition to and not in limitation of the parties' obligations pursuant to Section 5.1 and Section 6.1, each party shall act diligently, expeditiously and in good faith (i) to obtain any government clearances required for the consummation of the transactions contemplated by this Agreement (including through compliance with the HSR Act), and (ii) to resolve any issues relating to or arising under the HSR Act or any other antitrust or fair trade law raised by any Governmental or Regulatory Authority, so as to consummate the purchase and sale of Shares contemplated by this Agreement, as promptly as practicable and in any event prior to the date set forth in Section 10.1(c) or 10.1(d). Such actions shall include, to the extent necessary to obtain the approval of any Governmental or Regulatory Authority with jurisdiction over the enforcement of any laws applicable to the purchase and sale of Shares contemplated by this Agreement: taking promptly all actions necessary to make the filings required of such party and its Affiliates under the HSR Act and all applicable state and foreign antitrust and fair trade laws; responding to and substantially complying as promptly as practicable with requests for information pursuant to the HSR Act or any state or foreign antitrust or fair trade law; contesting, resisting or settling any challenge or action; entering into negotiations and performing any agreements resulting therefrom; making proposals; taking action to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent); and submitting to judicial or administrative orders. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any filings, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law, and in connection with resolving any investigation or inquiry concerning the transactions contemplated by this Agreement under or relating to the HSR Act or any such law. Purchaser shall be entitled to direct any proceedings or negotiations with any Governmental or Regulatory Authority relating to any of the foregoing, provided that it shall afford Parent, Seller and the Company a reasonable opportunity to participate therein. Nothing in this Section shall require any party to this Agreement to take any action that would reasonably be expected to have a Material Adverse Effect on such party or on the Company.

                                  ARTICLE VIII

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

      8.1 Obligations of Both Parties. The obligations of both parties to consummate the purchase and sale of the Shares pursuant to Article II are subject to the fulfillment, at or before the Closing, of each of the following conditions:

            (a) Orders and Laws. There shall not be in effect on the Closing Date any Order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

            (b) Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including the waiting period under the HSR Act and any applicable waiting periods under foreign antitrust laws, shall have expired or been terminated.

      8.2 Obligations of Purchaser. The obligations of Purchaser to purchase the Shares pursuant to Article II are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

            (a) Representations and Warranties. The representations and warranties made by Seller and Parent in this Agreement, disregarding (solely for purposes of this Section 8.2(a)) disregarding any additional materiality or Material Adverse Effect limitations therein, shall be true and correct on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except where the failure of such representations and warranties to be true and correct could not reasonably be expected to have a Material Adverse Effect on the Company.

            (b) Performance. Parent and Seller in all material respects shall have performed and complied with, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

            (c) Officers' Certificates. Seller shall have delivered to Purchaser (i) a certificate, dated the Closing Date and executed by the President of Seller and/or an executive officer of the Company as appropriate, certifying to the satisfaction of the conditions set forth in Sections 8.2((a)) and ((b)) and (ii) a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Seller, certifying as to the truth and accuracy of, and attaching copies of the articles of incorporation, bylaws and all board resolutions adopted in connection with this Agreement and the Ancillary Agreements, of Seller, in each case in a form reasonably satisfactory to Purchaser.

            (d) Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 8.2((d)) shall have been obtained and shall be in full force and effect.

            (e) Opinion of Counsel. Purchaser shall have received the opinions of counsel to Seller and the Company, dated the Closing Date, with respect to the matters described in Sections 3.1, 3.2 and 3.3 in a form to be agreed upon by Seller and Purchaser.

            (f)   [Intentionally Left Blank]

            (g) Financial Statements. Purchaser shall have received true and complete copies of the audited consolidated balance sheet and statements of operations, stockholders' equity and cash flows of the Company and its consolidated subsidiaries for the fiscal years ended December 31, 1995, 1996 and 1997, together with the notes relating thereto (which audited financial statements shall include the unqualified opinion of Coopers & Lybrand LLP), and the financial position and results of operations of the Company as of and for the fiscal year ended December 31, 1997 set forth in such audited financial statements shall not be materially less favorable than that presented in the financial statements for such fiscal year described in Section 3.8 hereof.

            (h) General Release. Seller, Parent and each director of Seller and each officer and director of the Company shall have executed and delivered a general release of any claims against the Company and its Affiliates (except as any claim relates to indemnification or employment arrangements between the Company and such individual) in a form reasonably satisfactory to Purchaser.

            (i) Resignations. Each of the directors of the Company shall have resigned and each of the officers of the Company, if requested by Purchaser, shall have resigned from such positions.

            (j) Repayment of Bridge Transactions. The Indebtedness owing to the Company under the Upstream Bridge Loan shall be repaid in full at the Closing. The lenders under the Bridge Transactions shall have delivered to Seller or the Company at the Closing all documents and other instruments necessary to release its or their respective security interests upon the assets and/or stock of the Company and/or its subsidiaries (contingent upon payment by the Company of the principal and interest outstanding on the Bridge Loan); and Seller or the Company shall deliver to Purchaser at the Closing evidence of such releases.

            (k) Director and Other Options. The Director Options shall have been canceled and terminated as described in Section 3.4 hereof and Seller and the Company shall have taken all action required by Section 7.1 to allow the Symbios Stock Options to be assumed by Purchaser as provided in Section 7.1.

            (l) Shares Outstanding. The Shares shall constitute all of the issued and outstanding capital stock of the Company.

            (m) Completion of Covenants. Seller shall have or concurrently with the Closing shall have performed its obligations under Sections 5.15 and 5.17, and Seller shall have certified to Purchaser that it will perform its obligation under Section 5.18 immediately following the Closing.

            (n) Arrows West Synthetic Loan. All material steps required to convey fee simple title to the property subject to the Arrows West Synthetic Loan, free and clear of Encumbrances other than the Permitted Encumbrances and the Encumbrances that shall be released on or before the Closing, shall have been completed.

      8.3 Obligations of Seller. The obligations of Seller hereunder to sell the Shares pursuant to Article II are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

            (a) Representations and Warranties. The representations and warranties made by Purchaser in this Agreement, disregarding (solely for purposes of this Section 8.3(a)) any additional materiality or Material Adverse Effect limitations therein, shall be true and correct on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except where the failure of such representations and warranties to be true and correct could not reasonably be expected to have a Material Adverse Effect on the Company.

            (b) Performance. Purchaser in all material respects shall have performed and complied with, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

            (c) Officers' Certificates. Purchaser shall have delivered to Seller (i) a certificate, dated the Closing Date and executed by the President or any Executive or Senior Vice President of Purchaser, certifying as to the satisfaction of the conditions set forth in Sections 8.3(a) and (b) and (ii) a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, certifying as to the truth and accuracy of, and attaching copies of, the articles of incorporation, bylaws and all board resolutions adopted in connection with this Agreement and the Ancillary Agreements, of Purchaser, in a form reasonably satisfactory to Seller.

            (d) Opinion of Counsel. Seller shall have received the opinion of counsel to Purchaser, dated the Closing Date, with respect to the matters described in Section 4.1 and Section 4.2 in a form to be agreed upon by Seller and Purchaser.

            (e)   [Intentionally Left Blank]

            (f) Release from Guarantees. Seller shall have been released from all guarantees of any obligations or Indebtedness of the Company or any of its subsidiaries, pursuant to releases reasonably satisfactory to Seller or Purchaser in its discretion shall have agreed on terms reasonably acceptable to Seller to indemnify Seller from such guarantees.


                                   ARTICLE IX

                                 INDEMNIFICATION

      The rights and obligations of the parties under this Agreement shall be subject to the following terms and conditions:

      9.1   Survival of Representations and Warranties; Indemnification Period.

            Notwithstanding any right of Purchaser fully to investigate the business of Seller, and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, the representations and warranties of Purchaser, Seller and Parent contained in this Agreement and in any certificates delivered pursuant to
Section 8.2((c)) and Section 8.3((c)) shall survive the Closing for a period of 18 months from the Closing Date except for: (a) the representations and warranties contained in Sections 3.1, 3.2, 3.3 and 3.5 and Section 3.6 (only with respect to Seller's or the Company's charter or by-laws), which shall survive forever, (b) the representations and warranties contained in Section
3.16 (intellectual property), which shall survive for a period of five (5) years from the Closing Date, (c) the representations and warranties contained in
Section 3.20 (environmental), which shall survive for a period of 10 years from the Closing Date, and (d) the representations and warranties contained in
Section 3.9 (taxes), which shall survive until expiration of all applicable statutes of limitations. Subsequent to the Closing Date, the provisions of this
Article IX shall be the sole and exclusive remedy for the breach of any representations or warranties contained in this Agreement and the certificates delivered pursuant to Section 8.2((c)) and Section 8.3((c)). Neither Parent, Seller nor Purchaser shall have any liability whatsoever with respect to any breach of such representations or warranties after the survival period for such representation or warranty expires, except for claims then pending or theretofore asserted in writing by any party and delivered to the other party in accordance with the terms and conditions of this Agreement.

      9.2 Indemnification by Parent and Seller. Subject to the provisions and limitations herein contained, Parent and Seller hereby agrees, jointly and severally, to indemnify, defend and hold harmless Purchaser and the Company from and against any and all Losses, Actions, Proceedings, claims and Liabilities which Purchaser may at any time sustain or incur from and against any and all Losses, Actions, Proceedings, claims and Liabilities which are occasioned by, caused by or arise out of (i) any inaccuracy in or breach of any of the representations and warranties of Seller in this Agreement or any breach of any covenants made by Seller in this Agreement to the extent not waived in writing by Purchaser, or (ii) any Pre-Existing/Continuing Environmental Liabilities. Parent and Seller shall not have any right of contribution from the

Company with respect to any Losses, Actions, Proceedings, claims and Liabilities claimed by Purchaser after the Closing.

      9.3   Limitation of Seller's Liability. The liability of Seller under
Section 9.2 shall be limited as follows:

            (a) The maximum amount payable by Seller in respect of all claims for indemnification under this Agreement will not exceed ten percent (10%) of the Purchase Price.

            (b) No claim shall be made against Seller for indemnification under this Agreement until the aggregate amount of all such claims against Seller exceeds Three Million Dollars ($3,000,000), in which case Seller shall be obligated to indemnify Purchaser for the full amount of all such claims.

            (c) Purchaser shall not be entitled to recover under Section 9.2 or otherwise with respect to:

                  (i) the breach of any representation or warranty unless such claim has been asserted by written notice, specifying the details of such breach, delivered to Seller on or prior to the date on which such representation or warranty no longer survives pursuant to
            Section 9.1; or

                  (ii) any claim, to the extent the claim has been satisfied by proceeds of insurance maintained by Company prior to the Closing (Purchaser hereby agreeing to use its Best Efforts to collect the maximum amount of insurance proceeds to which it is entitled under such policies maintained by the Company prior to Closing).

            (d) Seller will not be liable under the indemnification provisions of Article IX to the extent that any Loss or Liability sustained by the indemnified party results from an indemnified party's willful misconduct or gross negligence.

      9.4 Indemnification by Purchaser. Subject to the provisions and limitations herein contained, Purchaser hereby agrees to indemnify, defend and hold harmless Seller from and against any and all Losses which Seller may at any time sustain or incur which are occasioned by, caused by or arise out of: (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by Purchaser in this Agreement; or (ii) the operation of the business of the Company after the Closing.

      9.5   Limitation of Purchaser's Liability.

            (a) The maximum amount payable by Purchaser in respect of all claims for indemnification under this Agreement will not exceed ten percent (10%) of the Purchase Price.

            (b) No claim shall be made for indemnification under Section 9.4 until the aggregate amount of all such claims exceeds Three Million Dollars ($3,000,000).

            (c) Seller shall not be entitled to recover under Section 9.4 with respect to:

                  (i) the breach of any representation or warranty unless such claim has been asserted by written notice, specifying the details of such breach, delivered to Purchaser on or prior to the first anniversary of the Closing Date; or

                  (ii) any claim, to the extent the claim has been satisfied by proceeds of insurance (Seller hereby agreeing to use its Best Efforts to collect the maximum amount of insurance proceeds to which it is entitled).

            (d) Purchaser will not be liable under the indemnification provisions of Article IX to the extent that any Loss or Liability results from an indemnified party's willful misconduct or gross negligence.

      9.6   Defense of Third Party Claims.

            (a) The indemnified party seeking indemnification under this Agreement shall promptly notify the indemnifying party of the assertion of any Claim, Actions and/or Proceedings, or the commencement of any Action and/or Proceeding by any Third Party, in respect of which indemnity may be sought hereunder and will give the indemnifying party such information with respect thereto as the indemnifying party may reasonably request, but failure to give such notice shall not relieve the indemnifying party of any liability hereunder (except to the extent that the indemnifying party has suffered actual prejudice by such failure). The indemnifying party shall have the right, but not the obligation, exercisable by written notice to the indemnified party within 30 days of receipt of notice from the indemnified party of the commencement of or assertion of any Claim, Action, and/or Proceeding by a Third Party in respect of which indemnity may be sought hereunder (a "Third-Party Claim"), to assume the defense and control at its sole expense the settlement of such Third-Party Claim that (i) involves (and continues to involve) solely money damages or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages, and where the indemnified party reasonably determines (and continues to reasonably determine) that defense of the claim by the indemnifying party will not have a material adverse effect on the indemnified party.

            (b) The indemnifying party or the indemnified party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any of the aforesaid Third-Party Claims that the other is defending, as provided in this Agreement.

            (c) The indemnifying party, if it has assumed the defense of any of the aforesaid Third-Party Claims as provided in this Agreement, shall not, without the indemnified party's prior written consent, enter into any compromise or settlement that (i) results in any liability to the indemnified party, (ii) commits the indemnified party to take, or to forbear to take, any action or
(iii) does not provide for a complete release by such Third Party of the indemnified party. The indemnifying party shall not, without the indemnified party's prior written consent, enter into any compromise or settlement where the amount of such compromise or settlement would cause the applicable cap on the indemnifying party's liability, as provided herein, to be exceeded. The indemnified party shall have the sole and exclusive right to settle any Third-Party Claim, with the consent of the indemnifying party, which shall not be unreasonably withheld or delayed, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other nonmonetary relief against the indemnified party, and shall have the right to settle, at the indemnifying party's sole expense, any Third-Party Claim involving money damages for which the indemnifying party has not assumed the defense pursuant to this Section 9.6 with the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the indemnified party shall have the right to employ separate counsel at the indemnifying party's expense and to control its own defense of any such asserted liability if
(i) there are or may be legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party or
(ii) in the reasonable opinion of counsel to such indemnified party, conflict or potential conflict exists between the indemnifying party and such indemnified party that would make such separate representation advisable.

      9.7   Procedure and Dispute Resolution.

            (a) If an indemnified party shall have a claim of indemnification pursuant to this Article IX (an "Indemnity Claim"), it will promptly give written notice thereof (the "Claim Notice") to the indemnifying party or parties, including therein a brief description of the facts upon which such claim is based and the amount thereof, to the extent that it can be ascertained but failure to do so shall not affect any rights or remedies of the indemnified party (except to the extent of any actual prejudice caused thereby).

            (b) In the event that the indemnifying party disputes the validity or amount of any Indemnity Claim, prior to taking any other action, the matter shall be referred to responsible executives of the affected parties for consideration and resolution. If the parties have not otherwise resolved the dispute, they shall meet in person within thirty (30) days after the delivery of the Claim Notice and exercise their Best Efforts to settle the matter amicably.

            (c) If any such dispute is not settled within twenty (20) Business Days from the delivery of the Claim Notice, such dispute shall, at the demand of either party, be referred to and decided by arbitration in accordance with the provisions of Section 9.8.

      9.8   Arbitration.

            (a) Within twenty (20) days after notice of a dispute or claim is given by any party, appropriate senior executives of the parties shall meet and make a good faith attempt to negotiate an amicable resolution of such dispute or claim before initiating arbitration proceedings. Nothing herein, however, shall prohibit either party from initiating arbitration proceedings if such party would be substantially prejudiced by a failure to act during the twenty day negotiation period.

            (b) Any dispute or claim arising under this Article IX shall be finally settled by binding arbitration in San Jose, California under the American Arbitration Association International Arbitration Rules, by three arbitrators. Each party shall appoint one arbitrator; the third arbitrator, who shall be the chair of the arbitration tribunal, shall be appointed by the other two arbitrators. Any appointment not made within twenty (20) days after notice to do so from the American Arbitration Association ("AAA") shall be made by the AAA.

            (c) The arbitrators shall have the power to decide all questions of arbitrateability. The arbitrators shall have the power to order pre-hearing discovery of documents, witness lists, and a limited number of discovery depositions, not to exceed three per side. At the request of either party, the arbitrators will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings.

            (d) The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrators. The arbitrators shall also have the power to grant temporary or permanent injunctive or other equitable relief, including any interim or conservatory relief, as necessary.

            (e)   The parties agree not to submit a dispute subject to this
Section 9.8 to any federal, state, local or foreign court except as may be necessary to enforce the arbitration procedures of this Section 9.8 or to enforce an arbitration award.

            (f) The arbitrators may award to the prevailing party, if any, as determined by the arbitrators, its costs and fees incurred in connection with any arbitration or related judicial proceeding hereunder. Cost and fees awarded may include, without limitation, attorneys' fees, expert and other witness fees, travel expenses, and out-of-pocket expenses (including, without limitation, such expenses as copying, telephone, facsimile, postage, and courier fees). Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

      9.9 Adjustment to Purchase Price. Amounts payable in respect of the parties' indemnification obligations shall be treated as an adjustment to the Purchase Price.

      9.10 Additional Environmental Matters. Subject to the limitations set forth in this Article IX, the obligations and rights of the Purchaser and Seller with respect to (i) Pre-Existing/Continuing Environmental Liabilities under this
Article IX and (ii) the representations made in Section 3.20 hereof (collectively the "Environmental Covenants") are in addition to, independent from, and severable from the rights and obligations of said parties under all other provisions of this Agreement. It is expressly acknowledged by all parties hereto that neither the acts or omissions of any party hereto, nor any failure of any condition or breach of a representation contained elsewhere in this Agreement, shall impair the right of the parties to enforce any Environmental Covenant for its benefit, it being understood that the Environmental Covenants are being given in consideration of the closing of the transactions contemplated by this Agreement and not in consideration of future performance or any representation, and are intended to allocate risk of loss and to create rights and obligations with respect to the matters covered by the Environmental Covenants between the parties without regard to the conduct of any person. No failure of any person to exercise its rights under the Environmental Covenants and no delay in exercising any right or remedy hereunder, at law or in equity, shall operate as a waiver of the agreements contained in the Environmental Covenants; nor shall the parties be estopped to exercise any right or remedy at any future time because of any such failure or delay; nor shall any single or partial exercise of any such right or remedy preclude any other or future exercise thereof or the exercise of any other right or remedy. The Environmental Covenants shall survive the sale, transfer, assignment, or hypothecation of any ownership interest in a party benefited hereby or obligated hereunder and the sale, transfer, assignment, or hypothecation of the Company, or any portion thereof or interest therein, by Purchaser to any person. Except as otherwise set forth herein, the Environmental Covenants are not intended to create, and shall not be construed to create, any rights or remedies in any person other than the parties hereto; and no other person shall assert any rights as a third party beneficiary under the Environmental Covenants. Except as expressly provided herein or contemplated hereby, nothing in the Environmental Covenants is intended to modify, relieve or discharge the obligations or liability of any person (other than the parties hereto or otherwise as expressly provided herein) with respect to the matters covered by the Environmental Covenants.


                                    ARTICLE X

                                   TERMINATION

      10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

            (a) at any time before the Closing, by mutual written agreement of Seller and Purchaser;

            (b) at any time before the Closing, by Seller or Purchaser, in the event that any Order or law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, upon notice to the non-terminating party by the terminating party;

            (c) at any time after September 1, 1998, by Seller, by notice to Purchaser if the Closing shall not have occurred on or before such date and the failure of the Closing to occur is not caused by a material breach of this Agreement by Seller or Parent, provided, that the foregoing date shall be extended to November 1, 1998 if the Closing has failed to occur on or before September 1, 1998 because the waiting period has not expired or been terminated or approval or clearance has not been obtained under the HSR Act or any foreign antitrust, free trade or similar law;

            (d) at any time after September 1, 1998, by Purchaser, by notice to Seller if the Closing shall not have occurred on or before such date and the failure of the Closing to occur is not caused by a material breach of this Agreement by Purchaser, provided, that the foregoing date shall be extended to November 1, 1998 if the Closing has failed to occur on or before September 1, 1998 because the waiting period has not expired or been terminated or approval or clearance has not been obtained under the HSR Act or any foreign antitrust, fair trade or similar law;

            (e) at any time before the Closing, by Seller, by notice to Purchaser, in the event of a material breach of this Agreement by Purchaser which if uncured would cause one or more of the conditions to Closing set forth in Article VIII not to be satisfied and which remains uncured for ten (10) days after notice thereof is given to Purchaser by Seller; and

            (f) at any time before the Closing, by Purchaser, by notice to Seller, in the event of a material breach of this Agreement by Seller which if uncured would cause one or more of the conditions to Closing set forth in
Article VIII not to be satisfied and which remains uncured for ten (10) days after notice thereof is given to Seller by Purchaser.

      10.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to fees and expenses in Sections 10.3 and 12.3 and confidentiality in Section 12.5 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 10.1 (other than pursuant to Section 10.1((a))) Seller will remain liable to Purchaser for any willful breach of Section 5.8 ("Fulfillment of Conditions") of this Agreement by Seller existing at the time of such termination, and Purchaser will remain liable to Seller for any willful breach of Section 6.2 ("Fulfillment of Conditions") of this Agreement by Purchaser existing at the time of such termination, and Seller or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

      10.3  Termination and Nonconsummation Fees.

            (a) Nonconsummation Fee. In the event that the Closing does not occur on or before the seventy-fifth (75th) day after the date of this Agreement (the "Trigger Date") because the waiting period has not expired or been terminated or approval or clearance has not been obtained under the HSR Act or any foreign antitrust, fair-trade or other similar law, and Seller and its Affiliates have performed in all material respects their obligations pursuant to
Section 5.1 relating to the filing of notification and report forms and other information pursuant to the HSR Act or such other law, and neither Seller nor Parent is in material breach of this Agreement, then, on the first business day following the Trigger Date and the first business day of each month thereafter until the earlier of the termination of this Agreement pursuant to Section 10.1 or the Closing, Purchaser shall pay to Seller, in lawful money of the United States of America, by wire transfer of immediately available funds to an account designated by Seller, an amount equal to one-half of one percent of the Purchase Price with the aggregate of such payments to be credited against the Purchase Price at the Closing.

            (b) Termination Fee. In the event that this Agreement is terminated by Seller pursuant to Section 10.1(e), Purchaser shall pay to Seller no later than five (5) Business Days after such termination becomes effective, in lawful money of the United States of America, by wire transfer of immediately available funds to an account designated by Seller, an amount equal to three percent (3%) of the Purchase Price.


                                   ARTICLE XI

                                   TAX MATTERS

      11.1  Section 338 Election.

            (a) Upon the written request of Purchaser to be made within 180 days of the Closing Date (i) Seller and Parent shall join with Purchaser in making a timely election under Section 338(h)(10) of the Code and any corresponding elections under state and local tax laws (collectively, the "Election") with respect to the purchase and sale of Shares pursuant to this Agreement (the "Acquisition"), (ii) Seller and Parent shall cooperate with Purchaser to take all actions necessary and appropriate (including executing and filing Form 8023 and such other forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election in accordance with Section 338(h)(10) of the Code or any successor provisions (and all corresponding state and local tax laws) and (iii) Purchaser, Seller and Parent shall report the Acquisition pursuant to this Agreement consistent with the Election.

            (b) In connection with the Election, Purchaser shall provide to Seller and Parent a schedule which sets forth the allocation (the "Acquisition Allocation Schedule") of the Purchase Price among the assets of the Company. Such allocation shall be made in accordance with Section 338(h)(10) of the Code and any applicable Treasury Regulations. The parties hereto shall take no position inconsistent with the Acquisition Allocation Schedule.

      11.2  Returns; Indemnification; Liability for Taxes.

            (a) Seller and Parent shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns with respect to the Company for all taxable periods ending on or before the Closing Date ("Company Tax Returns") and shall pay directly or promptly reimburse Purchaser as provided hereunder, and shall indemnify and hold Purchaser harmless against and from (i) all Taxes of the Company for all taxable years or periods which end on or before the Closing Date (including but not limited to Taxes attributable to the Section 338 Elections as provided in Section 11.1); (ii) all Taxes for all taxable years or periods of all members or subsidiaries of any affiliated, unitary or combined group of which the Company is or has been a member prior to the Closing Date; and (iii) with respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a "Straddle Period") all Taxes of the Company attributable to the portion of the Straddle Period prior to and including the Closing Date (the "Pre-Closing Period"). For purposes of this Agreement, the portion of any Tax that is attributable to the Pre-Closing Period shall be (i) in the case of a Tax that is not based on net income, gross income, sales, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period, and the denominator of which is the total number of days in such Straddle Period, and
(ii) in the case of a Tax that is based on any of net income, gross income, sales, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Period if such Pre-Closing Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis. For purposes hereof, all Taxes which are the subject of this Article XI arising from the Acquisition, including Taxes resulting from the transactions contemplated by the Election, shall be deemed to be Taxes attributable to the Pre-Closing Period and shall be the responsibility of Seller and Parent.

            (b) Purchaser shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns of Company relating to periods ending after the Closing Date and shall pay, and shall indemnify and hold Seller harmless against and from (i) all Taxes of the Company for any taxable year or period commencing after the Closing Date; and (ii) all Taxes of the Company for any Straddle Period (other than Taxes attributable to the Pre-Closing Period which if paid by Purchaser pursuant to this Section 11.2(b)) shall be promptly reimbursed by Seller).

            (c) Notwithstanding any other provision of this Section 11.2, Purchaser shall pay, and shall hold Seller harmless against and from any Taxes
(i) attributable to transactions not in the ordinary course of business occurring on the Closing Date after Purchaser's purchase of the Shares hereunder or (ii) imposed by any state or local taxing authority in which Seller is doing business as of the date of this Agreement and for which a Tax Return for the period including the date of this Agreement and the Closing Date is timely filed as a result of any election under Section 338(g) of the Code (or any comparable election under state law) if such state or local taxing authority does not allow or respect an election under Section 338(h)(10) (or any comparable or resulting election under state law) with respect to the purchase of Shares contemplated hereby.

      11.3  Refunds and Credits.

            (a) All refunds or credits of Taxes for or attributable to taxable years or periods of the Company ending on or before the Closing Date (or the Pre-Closing Period, in the case of a Straddle Period) which are not reflected on the Closing Balance Sheet shall be for the account of Seller; all other refunds or credits of Taxes, for or attributable to the Company shall be for the account of Purchaser. Following the Closing, Purchaser shall cause the Company to forward to Seller any such refunds or credits due Seller pursuant to this section after receipt or realization thereof by Purchaser, and Seller shall promptly forward (or cause to be forwarded) to

Purchaser any refunds or credits due to Purchaser pursuant to this section after receipt or realization thereof by Seller, in each case in accordance with the provisions of subsection (b) below.

            (b) Any payments or refunds or credits for Taxes required to be paid under this Agreement shall be made within 10 Business Days of the receipt of any refund, as the case may be. Any payments not made within such time period shall be subject to an interest charge of 6% per annum.

      11.4 Termination of Tax Sharing Agreements. Seller and Parent hereby agree and covenant that obligations of or to the Company pursuant to the Tax Sharing Agreement shall be extinguished as of the Closing Date.

      11.5 Conduct of Audits and Other Procedural Matters. Each party shall, at its own expense, control any audit or examination by any Taxing Authority, and have the right to initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes ("Proceedings") for any taxable period for which that party is charged with payment or indemnification responsibility under this Agreement. Each party shall promptly forward to the other in accordance with Section 12.1 all written notifications and other written communications, including if available the original envelope showing any postmark, from any taxing authority received by such party or its affiliates relating to any liability for Taxes for any taxable period for which such other party or any of its affiliates is charged with payment or indemnification responsibility under this Agreement and each indemnifying party shall promptly notify, and consult with, each indemnified party as to any action it proposes to take with respect to any liability for Taxes for which it is required to indemnify another party and shall not enter into any closing agreement or final settlement with any Taxing Authority with respect to any such liability without the written consent of the indemnified parties, which consent shall not be unreasonably withheld. In the case of any Proceedings relating to any Straddle Period, Purchaser shall control such Proceedings and shall consult in good faith with Seller as to the conduct of such Proceedings. Seller shall reimburse Purchaser for such portion of the costs, including legal costs, of conducting such Proceedings as is represented by the portion of the Tax with respect to such Straddle Period for which Seller is liable pursuant to this Agreement. Each party shall, at the expense of the requesting party, execute or cause to be executed any powers of attorney or other documents reasonably requested by such requesting party to enable it to take any and all actions such party reasonably requests with respect to any Proceedings which the requesting party controls. The failure by a party to provide timely notice under this subsection shall relieve the other party from its obligations under this Article XI with respect to the subject matter of any notification not timely forwarded, to the extent the other party has suffered a loss or other economic detriment because of such failure to provide notification in a timely fashion.

      11.6 Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall (and cause their respective Affiliates to):

                  (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 11.2.

                  (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company or its subsidiaries;

                  (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company or its subsidiaries;

                  (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company or its subsidiaries for taxable periods for which the other may have a liability under this Article XI; and

                  (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit with respect to any taxable period for which the other may have a liability under this Article XI.

      11.7 FIRPTA Certificate. At or prior to the Closing, Seller shall provide Purchaser with a certificate described in Treas. Reg. Section 1.1445-2(b)(2) to the effect that, as contemplated by such certificate, Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).


                                   ARTICLE XII

                                  MISCELLANEOUS

      12.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

      If to Purchaser, to:

      LSI Logic Corporation
      1551 McCarthy Boulevard
      Milpitas, California  95035
      Facsimile No.:  (408) 433-6896
      Attn:  General Counsel

      with a copy to:

      Wilson Sonsini Goodrich & Rosati, P.C.
      650 Page Mill Road

      Palo Alto, California  94304
      Facsimile No.:  (650) 493-9300
      Attn:  Larry W. Sonsini, Esq.
             Judy O'Brien, Esq.

      If to Seller, to:

      Hyundai Electronics America
      3101 North First Street
      Legal Department
      San Jose, California  95134
      Facsimile No.:  408-232-8194
      Attn:  Dr. C.S. Park

      with a copy to:

      Gray Cary Ware & Freidenrich LLP
      400 Hamilton Avenue
      Palo Alto, CA 94301
      Facsimile No.:  (650) 327-3699
      Attn:  Gregory M. Gallo, Esq.
             Rod J. Howard, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 12.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 12.1, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 12.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 12.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

      12.2 Entire Agreement. This Agreement and the Ancillary Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

      12.3 Expenses. Except as otherwise expressly provided in this Agreement (including as provided in Section 5.14, Section 5.15, Section 5.17, Section 9.8,
Section 10.2 and Section 10.3), whether or not the transactions contemplated hereby are consummated, Purchaser will pay its own costs and expenses, and the Company will pay its and Seller's costs and expenses, incurred in connection with the negotiation, execution and closing of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (including regulatory filings and proceedings).

      12.4 Public Announcements. At all times at or before the Closing, Seller and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other persons to whom Seller or the Company or any of their respective subsidiaries sells goods or provides services or with whom Seller or the Company or any of their respective subsidiaries otherwise has significant business relationships with respect to this Agreement, or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Seller and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall prevent Purchaser from disclosing any of the information contained in the Company's draft Financial Statements of December 31, 1997.

      12.5 Confidentiality. Each party hereto will hold, and will cause its Affiliates and, in the case of Purchaser, any person who has provided or who is considering providing financing to Purchaser to finance all or any portion of the Purchase Price, and their respective Representatives, to hold in strict confidence from any person (other than any such Affiliate, person who has provided, or who is considering providing, financing or Representatives thereof), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder (but only to the extent such party uses reasonable efforts to seek judicial protection from the public disclosure of such information), all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information; (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party, or (c) later acquired by the receiving party from another source if such source is under no obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Company and its subsidiaries furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates, any person who has provided, or who is providing, financing to such party and their respective Representatives to, promptly (and in no event later than three (3) business days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

      12.6  Further Assurances; Post-Closing Cooperation.

            (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary to fulfill its obligations under this Agreement and the Ancillary Agreements to which it is a party.

            (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, and will make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions, operations or activities, including treatment, storage, transportation, disposal, recycling and handling of Hazardous Material or remedial action under Environmental Requirements, relating to the Company with respect to periods prior to the Closing Date, to the extent that such access and cooperation may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, or (iv) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

            (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of the Company not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party agrees to use its Best Efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by Seller in accordance with this paragraph shall be held confidential by Seller in accordance with Section 12.5.

            (d) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this section shall be subject to applicable rules relating to discovery.

      12.7 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party against whom such waiver is asserted. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

      12.8 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

      12.9 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person other than any person entitled to indemnity under Article IX.

      12.10 No Assignment; Binding Effect. Parent, Seller and Company acknowledge that Purchaser may change its jurisdiction of incorporation prior to the Closing Date. Except for an assignment by Purchaser in connection with a merger consummated for the purpose of effecting a change in Purchaser's jurisdiction of incorporation, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

      12.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in economic and legal effect to such illegal, invalid or unenforceable provision as may be possible.

      12.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in such state, without giving effect to the conflicts of laws principles thereof.

      12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      12.14 Construction. The parties hereby acknowledge and agree that the drafting of this Agreement has been a collaborative effort and that no party shall be deemed to be the sole or primary drafter. Any rule or provision of law which provides that a contract or agreement is to be construed against the author of the contract or agreement shall not apply to this Agreement, the Ancillary Agreements or the documents attached hereto as exhibits or schedules hereto or thereto.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.


                                       LSI LOGIC CORPORATION


                                       By: /s/ R. DOUGLAS NORBY
                                          --------------------------------------
                                          Name:   R. Douglas Norby
                                          Title:  Executive Vice President


                                       HYUNDAI ELECTRONICS AMERICA


                                       By: /s/ DR. C. S. PARK
                                          --------------------------------------
                                          Name:   Dr. C. S. Park
                                          Title:  President


                                       HYUNDAI ELECTRONICS INDUSTRIES CO., LTD.


                                       By: /s/ DR. C. S. PARK
                                          --------------------------------------
                                          Name:   Dr. C. S. Park
                                          Title:  Executive Vice President

                                    EXHIBIT A

                        INTELLECTUAL PROPERTY TERM SHEET

1. Dissolve the February 16, 1995 (i) Patent Agreement among HEI, HEA and Symbios and (ii) Patent Agreement between HEA and Symbios (the "Patent Agreements"). (Completed in the Termination And License Agreement, dated 2/25/98 (the "TLA") which will be amended and restated as set forth below.)

2. Amend and restate the February 25, 1998 Termination and License Agreement between HEI, HEA and Symbios. The definition of "HEA Patents" and "SYMBIOS Patents" in the proposed Amendment to Termination And License Agreement ("Amendment Agreement") will be used in the Amended and Restated Termination and License Agreement ("Amended and Restated TLA").

3. Symbios assigns to HEA Symbios's interest in the "HEA Patents" per the terms of section 2.02 of the TLA.

      HEA grants to Symbios and Purchaser a non-exclusive, royalty-free, transferable, life-of-patents license under the "HEA Patents" with the right to sublicense to any third party. HEA/HEI agree not to grant further licenses under the HEA Patents to a third party except to grant licenses when included with a license of HEA's or HEI's entire patent portfolio as part of a patent cross-license.

      Following the sublicense of the foregoing license rights to any third party, Symbios will provide attorneys' eyes-only notice of the identity of the relevant sublicensee. No consent will be required to grant such a sublicense.

      The "HEA Patents" will be defined as set forth in Amendment Agreement.

4. HEA (and HEI, to the extent relevant) assigns to Symbios its entire ownership interest in all copyrights, trademarks, mask works and trade secrets either (i) acquired pursuant to the November 8, 1994 Agreement for the Purchase and Sale of Assets by and between AT&T GIS and HEA or (ii) which are otherwise used in or necessary to the operation of the Symbios business. (All registered copyrights, maskworks, and trademarks will be scheduled.)

5. HEA (and HEI, to the extent relevant) assigns to Symbios its entire ownership interest in the Symbios Patents, as well as the exclusive right to license and enforce the Symbios Patents.

      The "Symbios Patents" will be defined as set forth in the Amendment Agreement.

6. Symbios grants to HEA a non-exclusive, royalty-free, license to December 31, 2015, under the Symbios Patents. HEA shall not have the right to sublicense the Symbios Patents to third parties.

7. HEI and HEA assign to Symbios any other ownership interests they may have in the intellectual property used in the Symbios business.

8. HEI (and HEA, to the extent relevant) grants to Symbios and Purchaser a non-exclusive, royalty-free, license to December 31, 2015, under the HEI Patents to make, have made, use, import and sell Symbios Products and to practice any process or method for the design or manufacture of Symbios Products currently practiced or under development by Symbios and any improvement to such processes. Symbios Products shall mean all current products manufactured or sold by Symbios, all improvements and enhancements to such products, any product under development and new products which are functional continuations or extensions of the current Symbios products. This license shall not extend to any current products manufactured or sold by Purchaser, all improvements and enhancements to such products, any product under development or new products which are functional continuations or extensions of Purchaser's current products.

      "HEI Patents" shall be defined as set forth in section 1.04 of the TLA.

      Except as provided in paragraph 12, this license is not assignable or transferable to any third party.

9. HEA assigns to Purchaser its rights under the Technology License Agreement among AT&T GIS, Symbios and HEA, including the license rights to AT&T patents.

10. HEI agrees to take such actions as may be reasonably necessary to allow Symbios to maintain its rights under existing HEI cross-licenses, to the extent permitted by such licenses, without payment of money required by HEI.

11. Unless otherwise provided, the rights of the parties may be extended to their respective affiliates.

12. If Purchaser sells any part of the Symbios business, including the storage business operations of Symbios, prior to the third anniversary of the Closing Date, HEI shall grant to the purchaser of such business a royalty-free license of the same scope granted to Symbios and Purchaser in
      Section 8 above with respect to the business acquired by such purchaser.

13.   HEA shall retain 100% ownership of its half interest in the MPD Patents.

14. The patent licenses described in paragraphs 3, 6 and 8 are assignable or transferable (if at all) only as provided in those paragraphs. All other licenses and rights to any intellectual property licensed or transferred by HEI and/or HEA shall be fully transferable or assignable, in whole or in part, by Symbios to Purchaser, or sublicensed by Purchaser.

15. The definitions of Symbios Patents and HEA Patents will be updated at the closing with the final lists of patents and applications.